Filed Pursuant to Rule 424(b)(3)

Registration No. 333-261250

PROSPECTUS

43,125,341 Shares of Common Stock Offered by the Selling Stockholders

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to 43,125,341 shares of common stock issued or issuable to such selling stockholders including (i) 15,922,156 shares of our common stock, (ii) 20,733,337 shares of common stock issuable upon the exercise of outstanding warrants and (iii) 4,811,181 shares of common stock issuable upon the exercise of outstanding pre-funded warrants, which were issued by us on November 16, 2021 in a private placement to six institutional and/or accredited investor (the “November 16, 2021 Private Placement”) and (iv) 1,658,667 shares of common stock that may be acquired upon the exercise of outstanding unregistered warrants previously issued by us on November 16, 2021 as placement agent consideration at an exercise price of $0.1875. Please see “Private Placement of Shares of Common Stock, Warrants and Pre-Funded Warrants” beginning on page 34 of this prospectus.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. Upon the cash exercise of the warrants however, we will receive the exercise price of such warrants, for an aggregate of approximately $4,146,667 upon exercise of such warrants by the investors and approximately $311,000 upon exercise of the warrants issued to the placement agent (or its designees).

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Please see the section entitled “Plan of Distribution” on page 38 of this prospectus for more information. For information on the selling stockholders, see the section entitled “Selling Stockholders” on page 35 of this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Our common stock is quoted on the OTCQB under the symbol “GMER.” On November 17, 2021, the last reported sale price per share of our common stock was $0.18.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 1, 2021

I

ABOUT THIS PROSPECTUS

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus. For investors outside the United States: Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean Good Gaming, Inc., a Nevada corporation.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

General

Good Gaming, Inc. was incorporated on November 3, 2008, under the laws of the State of Nevada. The Company is a leading tournament gaming platform and online destination targeting over 250 million e-sports players and participants worldwide that want to compete at the high school or college level. Beginning in 2018, the Company began deriving revenue by providing transaction verification services within the digital currency networks of cryptocurrencies. However, on December 12, 2018, the Company discontinued such transaction verification services by dissolving Crypto Strategies Group, Inc., its wholly-owned subsidiary. In 2021, the Company formulated a new plan to create a new game called “MicroBuddies™” that combines Ethereum ERC721 NFTs (Non-fungible tokens), non-standard ERC20 tokens (GOO™), and strategic gameplay to replicate and create unique and rare NFTs. The game will be played online via the MicroBuddies website and blockchain transactions take place on the Polygon Network. The game is currently in beta and is set to launch in Q4 of 2021.

Technology

In 2016, the Company completed its 2.0 tournament platform and thereafter ran dozens of robotic internal test tournaments and held numerous free-to-play tournaments on large scales with its partner The Syndicate, the owner of the world’s longest running online gaming guild that has 1,200 members worldwide. Good Gaming conducted two closed public beta tournaments of hundreds of participants in May 2016 in order to fully vet the system. After making roughly 100 fixes and changes to the system, it now runs smoothly. The system is designed to scale to 512,000 concurrent competitors. The Company has updated the system to handle team tournaments, which will further expand its opportunity to popular titles that have tens of millions of active players and has recently launched titles that have the potential for cross-platform play among Gaming PC, Microsoft Xbox and Sony PlayStation.

In 2017, the Company ran hundreds of tournaments on a regular basis with a dedicated customer base of over 30,000 members. Additionally, the Company expanded its website by offering content relevant to the member base with information relating to game play strategy and game news. This generated nearly 100,000 unique visits per month. In an effort to monetize that traffic, the Company employed the use of Google display advertising and tested a subscription model. After careful evaluation of the Company’s strategy, management decided to move away from free tournaments and custom content and focus on growing and monetizing our Minecraft server, which has grown substantially in popularity. This decision was a result of comprehensive competitive analysis and evaluations made in how the esports industry was shifting in its space. Tournaments and custom content are currently suspended while the Company grows revenue and focuses on expanding its efforts with Minecraft. The Company has also aggressively evaluated several business models and acquisition opportunities to resume its previous success as it is related to tournaments.

In 2018, the Company acquired the Minecade and Olimpo Minecraft servers in order to deliver on expansion efforts. This move, coupled with continued advancement of the core Good Gaming Minecraft server substantially increased revenues and traffic. By the end of the year, the Company struck a deal with a prominent Minecraft influencer, which resulted in the single highest monthly earnings achieved within the Minecraft division, to date.

In 2019, following a severe downturn of business in the Minecraft sector as a whole, the Company decided to temporarily suspend the Minecade and Olimpo networks and refocus its efforts back on the core Good Gaming server. Much of the year was spent upgrading and overhauling the server’s existing infrastructure, which had grown stale over prior years. The Company adapted its strategy to target long term success and consistency through major innovations in the SkyBlock and Prison game modes, and began work towards an ambitious full recode of the Minecade server.

In 2020, the Company finalized its infrastructure overhaul for use in upcoming releases. A new, experimental version of Prison, Prison MMO, was launched as an early access game mode in February 2020. Prison MMO is designed to be a self-sustaining Minecraft game mode which incorporates elements of the Massively Multiplayer Online video game genre. The Company expects steady growth from this mode as it continues developing Prison MMO. On April 1st, 2020, the company released its first iteration of a new SkyBlock gamemode, SkyBlock Spring, to some strong success. During the third quarter of 2020, the Company implemented a new workflow management style and released its summer edition of SkyBlock. The release of the summer edition signified a renewed focus on consistent growth through regular, player focused updates. The Company’s fall release of Prison in October 2020 resulted in its single highest revenue producing month of the year, to date.

In 2021, the Company kicked off the first quarter with major upgrades to its Winter edition of SkyBlock along with the release of its Winter edition of Prison. The Company used this period to experiment with new release schedules and game mechanics with the goal of identifying how to further strengthen future releases. Additionally, the Company formulated a new plan to create a new game called “MicroBuddies™” that combines Ethereum ERC721 NFTs (Non-fungible tokens), non-standard ERC20 tokens (GOO™), and strategic gameplay to replicate and create unique and rare NFTs. The game will be played online via the MicroBuddies website and blockchain transactions take place on the Polygon Network.

1

THE OFFERING

Issuer	Good Gaming, Inc.

Securities Offered by the Selling Stockholders	15,922,156 shares of our common stock, including 20,733,337 shares common stock issuable upon the exercise of warrants, 4,811,181 shares of common stock issuable upon the exercise of pre-funded warrants and. 1,658,667 shares of common stock issuable upon the exercise of placement agent warrants.

Trading Market	The common stock offered in this prospectus is quoted on the OTCQB under the symbol “GMER”.

Common Stock Outstanding Before this Offering	81,982,707 shares

Common Stock Outstanding After this Offering	125,918,048[1] shares

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. Upon the exercise of the warrants for an aggregate of 20,733,337 shares of common stock by payment of cash however, we will receive the exercise price of the warrants, or an aggregate of approximately $4,146,667 from the investors in the November 16, 2021 Private Placement and $311,000 from the exercise of the placement agent warrants issued to the placement agent in the November 17, 2021 Private Placement.

Plan of Distribution

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Registration of the common stock covered by this prospectus does not mean, however, that such shares necessarily will be offered or sold.

See “Plan of Distribution.”

Risk Factors	Please read “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the securities offered in this prospectus.

[1]	The number of shares of common stock shown above to be outstanding after this offering is based on 81,982,707 shares outstanding as of November 16, 2021, prior to the closing of the offering, and assumes the exercise of (i) the warrants into 20,733,337 shares of common stock, (ii) pre-funded warrants held by the selling stockholders into 4,811,181 shares of common stock and (iii) placement warrants issued as consideration into 1,658,667 shares of common stock.

2

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. In determining whether to purchase the Company’s common stock, an investor should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase the Company’s securities. An investor should only purchase the Company’s securities if he or she can afford to suffer the loss of his or her entire investment.

Risks Related to Our Business and Our Industry

Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

There is limited historical financial information about us upon which to base an evaluation of our performance relating to our new business direction. We have generated little revenue. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include the following:

●	competition;

●	need for acceptance of products;

●	ability to continue to develop and extend brand identity;

●	ability to anticipate and adapt to a competitive market;

●	ability to effectively manage rapidly expanding operations;

●	amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure; and

●	dependence upon key personnel.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected and we may have to curtail our business.

We may be unable to manage our growth or implement our expansion strategy.

We may not be able to develop our product or implement the other features of our business strategy at the rate or to the extent presently planned. Our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

Our revenues will be dependent upon acceptance of our products by the market; the failure of which would cause us to curtail or cease operations.

We believe that virtually all of our revenues will come from the sale or license of our games and related games and related products. As a result, we will continue to incur substantial operating losses until such time as we are able to develop our product and generate revenues from the sale or license of our products. There can be no assurance that businesses and customers will adopt our games and products, or that businesses and prospective customers will agree to pay for or license our games and related products. Our games and products, when fully developed, may not gain market acceptance due to various factors such as competition or lack of acceptance.. In the event that we are not able to significantly increase the number of customers that purchase or license our products, or if we are unable to charge the necessary prices or license fees, our financial condition and results of operations will be materially and adversely affected.

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We may not be able to successfully develop and commercialize our technologies which would result in continued losses.

While we have made progress in the development of our products, we have generated only minimal revenues and are unable to project when we will achieve profitability, if at all. As is the case with any new technology, we are a development stage company and expect the development process to continue. We may not be able to develop our product offering, develop a customer base and markets, or implement the other features of our business strategy at the rate or to the extent presently planned. Growth beyond the product development stage will place a significant strain on our administrative, operational and financial resources. In addition, our operations will not be able to move out of the development stage without additional funding.

We face intense competition, and many of our competitors have substantially greater resources than we do.

We operate in a competitive environment that is characterized by price fluctuation and technological change. We will compete with major international and domestic companies. Some of our current and future potential competitors may have greater market recognition and customer bases, longer operating histories and substantially greater financial, technical, marketing, distribution, purchasing, manufacturing, personnel and other resources than we do. In addition, competitors may be developing similar technologies with a cost similar to, or lower than, our projected costs. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of blockchain based games and NFT products than we can.

Our business plan relies on sales of our products based on either a demand for blockchain based games and NFTs. If we fail to compete successfully, our business would suffer and we may lose or be unable to gain market share. Neither the demand for our product nor our ability to manufacture have yet been proven.

We believe that our ability to compete depends in part on a number of factors outside of our control, including:

●	the ability of our competitors to hire, retain and motivate qualified personnel;

●	the ownership by competitors of proprietary tools to customize systems to the needs of a particular customer;

●	the price at which others offer comparable services and equipment;

●	the extent of our competitors’ responsiveness to customer needs; and

●	the regulatory challenges related to NFTs, Crypto, and Blockchain Technology.

There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

Our business depends on proprietary technology that we may not be able to protect and may infringe on the intellectual property rights of others.

Our success will depend, in part, on our technology’s commercial viability and on the strength of our intellectual property rights. In addition, any agreements we enter into with our employees, consultants, advisors, customers and strategic partners will contain restrictions on the disclosure and use of trade secrets, inventions and confidential information relating to our technology may not provide meaningful protection in the event of unauthorized use or disclosure.

Third parties may assert that our technology, or the products we, our customers or partners commercialize using our technology, infringes upon their proprietary rights. We have yet to complete an infringement analysis and, even if such an analysis were available at the current time, it is virtually impossible for us to be certain that no infringement exists, particularly in our case where our products have not yet been fully developed.

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We may need to acquire licenses from third parties in order to avoid infringement. Any required license may not be available to us on acceptable terms, or at all.

We could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party’s intellectual property rights as well as in enforcing our rights against others, and if we are found to infringe, the manufacture, sale and use of our or our customers’ or partners’ products could be enjoined. Any claims against us, with or without merit, would likely be time-consuming, requiring our management team to dedicate substantial time to addressing the issues presented. Furthermore, the parties bringing claims may have greater resources than we do.

If we do not continue to attract, retain, and motivate skilled personnel, we will be unable to effectively conduct our business.

Our success depends significantly on our ability to identify, attract, hire, retain, motivate, and utilize the abilities of qualified personnel, including in some cases, external developers, particularly personnel with the specialized skills needed to create and sell the high-quality, well-received content upon which our business is substantially dependent. Our industry is generally characterized by a high level of employee mobility, competitive compensation programs, and aggressive recruiting among competitors for employees with technical, marketing, sales, engineering, product development, creative, and/or management skills. We may have difficulties in attracting and retaining skilled personnel or may incur significant costs to do so. If we are unable to attract additional qualified personnel or retain and utilize the services of key personnel, it could have a negative impact on our business.

The loss of strategic alliances used in the development of our products and technology could impede our ability to complete our product and result in a material adverse effect causing the business to suffer.

We pursue strategic alliances with other companies in areas where collaboration can produce technological, industry, and marketing advancement. If we are unable to extend the terms of the agreements, we could suffer delays in product development or other operational difficulties which could have a material adverse effect on our results of operations.

The Covid-19 pandemic may negatively affect our operations.

The COVID-19 pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. The continuing impacts of COVID-19 are highly unpredictable and could be significant, and may have an adverse effect on our business, operations and our future financial performance.

The impact of the pandemic on our business, operations and future financial performance could include, but is not limited to, that:

●	We may experience delays in our product development;

●	The rapid and broad-based shift to a remote working environment creates inherent productivity, connectivity, and oversight challenges.

●	Volatility in the equity markets could affect the value of our equity to shareholders and have an impact on our ability to raise capital.

5

Digital ecosystems, including offerings of digital assets, is evolving, and uncertain, and new regulations or policies may materially adversely affect our development.

The technologies supporting these digital assets like blockchain and non-fungible tokens (“NFT”) are new and rapidly evolving. To the extent these technologies become more widely utilized in the industry, our revenues could be negatively impacted. If we fail to explore these new technologies and apply them innovatively to keep our products and services competitive, we may not experience significant growth of our business. Regulation of digital assets like, cryptocurrencies, blockchain technologies, NFTs and cryptocurrency exchanges, is currently underdeveloped and likely to rapidly evolve as government agencies take greater interest in them. Regulation also varies significantly among international, federal, state and local jurisdictions and is subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future adopt laws, regulations, or guidance, or take other actions, which may severely impact the permissibility of tokens generally and the technology behind them or the means of transacting in or transferring them. The regulatory regime governing blockchain technologies, NFTs, cryptocurrencies, digital assets, utility tokens, security tokens and offerings of digital assets is uncertain, and new regulations or policies may materially adversely affect our development and our value if we materially embrace digital assets and cryptocurrencies in the future.

Risks specific to the NFT businesses.

1.	Security - user tokens stored on any exchange are always at risk of theft.

2.

Volatility - As with all types of trading, cryptocurrency trading is volatile and it is not uncommon for the value of cryptocurrencies to quickly raise or drop by hundreds, if not thousands of dollars. Crypto currencies are the currency facilitating the transactions of MicroBuddies in the open market and if the Nano Factory Tokens purchased directly from Good Gaming, Inc.

3.	Regulatory Challenges - With the emergence of new technology, like crypto and blockchain, there are certain risks related to regulatory changes that may emerge in the future that may limit our ability to support the continuity of the MicroBuddies game and related NFTs

4.	Marketplace Demand - The appetite in the marketplace is unpredictable as it is related to NFTs and may change over time. The trading of NFTs in the open market and game play are based purely on marketplace demand.

Our esports businesses are substantially dependent on the continuing popularity of the esports industry as a whole.

The esports industry is in the early stages of its development. Although the esports industry has experienced rapid growth, consumer preferences may shift and there is no assurance this growth will continue in the future. We have taken steps to mitigate these risks to an extent and continue to seek out new opportunities in the esports industry. However, due to the rapidly evolving nature of technology and online gaming, the esports industry may experience volatile and declining popularity as new options for online gaming and esports become available, or consumer preferences shift to other forms of entertainment, and as a consequence, our businesses and results of operations may be materially negatively affected.

The gaming industry is very “hit” driven. We may not have access to “hit” games or titles.

Select game titles dominate competitive esports and online gaming, including League of Legends, Minecraft, Fortnite and Overwatch, and many new games titles are regularly introduced in each major industry segment (console, mobile and PC free-to-download). Despite the number of new entrants, only a very few “hit” titles account for a significant portion of total revenue in each segment.

We must continue to attract and retain gamers in order to maintain and increase the popularity of this and any future games. We cannot assure you that we can continue to attract and retain the same level of gamers and our ability to do so is critical to our future success.

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Our industry is subject to rapid technological change, and if we do not adapt to, and appropriately allocate our resources among, emerging technologies and business models, our business may be negatively impacted.

Technology changes rapidly in the interactive entertainment industry. We must continually anticipate and adapt to emerging technologies, such as cloud-based game streaming, and business models, such as free-to-play and subscription-based access to a portfolio of interactive content, to stay competitive. Forecasting the financial impact of these changing technologies and business models is inherently uncertain and volatile. Supporting a new technology or business model may require partnering with a new platform, business, or technology partner, which may be on terms that are less favorable to us than those for traditional technologies or business models. If we invest in the development of interactive entertainment products for distribution channels that incorporate a new technology or business model that does not achieve significant commercial success, whether because of competition or otherwise, we may not recover the often substantial up-front costs of developing and marketing those products, or recover the opportunity cost of diverting management and financial resources away from other products or opportunities. Further, our competitors may adapt to an emerging technology or business model more quickly or effectively than we do, creating products that are technologically superior to ours, more appealing to consumers, or both.

If, on the other hand, we elect not to pursue the development of products incorporating a new technology, or otherwise elect not to pursue new business models that achieve significant commercial success, it may have adverse consequences. It may take significant time and expenditures to shift product development resources to that technology or business model, and it may be more difficult to compete against existing products incorporating that technology or using that business model.

The increasing importance of digital sales to our business exposes us to the risks of that business model, including greater competition.

All of our revenues are derived from digital distribution channels, as compared to traditional retail sales. The increased importance of digital channels in our industry increases our potential competition, as the minimum capital needed to produce and publish a digitally delivered game, particularly a game for a mobile platform, may be significantly less than that needed to produce and publish one that is purchased through retail distribution and is played on a game console or PC. Also, while digitally-distributed products generally have higher profit margins than retail sales, as business shifts to digital distribution, the volume of orders from retailers for physical discs has been, and is expected to be, reduced. Further, some of the providers of the platforms through which we digitally distribute content are also publishers of their own content distributed on those platforms, and, therefore, a platform provider may give priority to its own products or those of our competitors.

We use open source software in connection with certain of our games and services, which may pose particular risks to our proprietary software, products, and services in a manner that could have a negative impact on our business.

We use open source software in connection with some of the games and services we offer. Some open source software licenses require users who distribute open source software as part of their software to publicly disclose all or part of the source code to such software or make available any derivative works of the open source code on unfavorable terms or at no cost. The terms of various open source licenses have not been interpreted by courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our use of the open source software. Were it determined that our use was not in compliance with a particular license, we may be required to release our proprietary source code, pay damages for breach of contract, re-engineer our games or products, discontinue distribution in the event re-engineering cannot be accomplished on a timely basis, or take other remedial action that may divert resources away from our game development efforts, any of which could negatively impact our business.

Our success is dependent on the receptiveness of members of artwork to our platform.

We believe the demand for NFTs & artwork listings will be generated by our members. We hope to educate our members on the merits of using our platform to create and purchase NFTs and artwork.

7

Security breaches and attacks against our systems and network, and any potentially resulting breach or failure to otherwise protect confidential and proprietary information, could damage our reputation and negatively impact our business, as well as materially and adversely affect our financial condition and results of operations.

Although we have employed significant resources to develop our security measures against breaches, our cybersecurity measures may not detect or prevent all attempts to compromise our systems, including distributed denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in and transmitted by our systems or that we otherwise maintain. Breaches of our cybersecurity measures could result in unauthorized access to our systems, misappropriation of information or data, deletion or modification of client information, or a denial-of-service or other interruption to our business operations. As techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers, we may be unable to anticipate, or implement adequate measures to protect against, these attacks.

If we are unable to avert these attacks and security breaches, we could be subject to significant legal and financial liability, our reputation would be harmed and we could sustain substantial revenue loss from lost sales and customer dissatisfaction. We may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Cyber-attacks may target us, our Traders or other participants, the communication infrastructure, or the e-platform on which we depend. Actual or anticipated attacks and risks may cause us to incur significantly higher costs, including costs to deploy additional personnel and network protection technologies, train employees, and engage third-party experts and consultants. Cybersecurity breaches would not only harm our reputation and business, but also could materially decrease our revenue and net income.

Change in government regulations relating to the Internet could negatively impact our business.

We rely on our consumers’ access to significant levels of Internet bandwidth for the sale and digital delivery of our content and the functionality of our games with online features. Changes in laws or regulations that adversely affect the growth, popularity, or use of the Internet, including laws impacting “net neutrality” or the availability of bandwidth could impair our consumers’ online video game experiences, decrease the demand for our products and services or increase our cost of doing business. Although certain jurisdictions have implemented laws and regulations intended to prevent Internet service providers from discriminating against particular types of legal traffic on their networks, other jurisdictions may lack such laws and regulations or repeal existing laws or regulations. For example, in December 2017, the Federal Communications Commission voted to repeal net neutrality regulations in the U.S. and, following that decision, several states enacted net neutrality regulations. Given uncertainty around these rules relating to the Internet, including changing interpretations, amendments, or repeal of those rules, coupled with the potentially significant political and economic power of local Internet service providers and the relatively significant level of Internet bandwidth access our products and services require, we could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expenses, or otherwise negatively impact our business.

The laws and regulations concerning data privacy are continually evolving. Failure to comply with these laws and regulations could harm our business.

We collect and store some information about our consumers, including consumers who play these games. In addition, we collect and store information about our employees. We are subject to laws from a variety of jurisdictions regarding privacy and the protection of this information, including the E.U.’s General Data Protection Regulation (the “GDPR”), the U.S. Children’s Online Privacy Protection Act, which regulates the collection, use, and disclosure of personal information from children under 13 years of age, and the California Consumer Privacy Act, among others. Failure to comply with any of these laws or regulations may increase our costs, subject us to expensive and distracting government investigations, result in substantial fines, or result in lawsuits and claims against us to the extent these laws include a private right of action.

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Data privacy protection laws are rapidly changing and likely will continue to do so for the foreseeable future and may be inconsistent from jurisdiction to jurisdiction. For example, the E.U. has traditionally taken a broader view than the United States and certain other jurisdictions as to what is considered personal information and has imposed greater obligations under data privacy and protection regulations, including those imposed under the GDPR. The U.S. government, including the Federal Trade Commission and the Department of Commerce, as well as various U.S. state governments, are continuing to review the need for greater regulation over the collection, sharing, use, or sale of personal information and information about consumer behavior on the Internet and on mobile devices. Complying with emerging and changing laws could require us to incur substantial costs or impact our approach to operating and marketing our games. Due to the rapidly changing nature of these data privacy protection laws, there is not always clear guidance from the respective governments and regulators regarding the interpretation of the law, which may create the risk of an inadvertent violation. Various government and consumer agencies worldwide have also called for new regulation and changes in industry practices. In addition, in some cases, we are dependent upon our platform providers and external data processors to assist us in ensuring compliance with these various types of regulations, and a violation by one of these third parties may also subject us to government investigations and result in substantial fines.

Player interaction with our games is subject to our privacy policies and terms of service. If we fail to comply with our posted privacy policies or terms of service, or if we fail to comply with existing privacy-related or data protection laws and regulations, it could result in proceedings or litigation against us by governmental authorities or others, which could result in fines or judgments against us, damage our reputation, impact our financial condition, and harm our business. If regulators, the media, consumers, or employees raise any concerns about our privacy and data protection or consumer protection practices, even if unfounded, this could also result in fines or judgments against us, damage our reputation, negatively impact our financial condition, or damage our business.

Risks Related to Our Common Stock

There is a limited trading market for our common stock.

Our common stock is not listed on any national securities exchange. Accordingly, investors may find it more difficult to buy and sell our shares than if our common stock was traded on an exchange. Although our common stock is quoted on the OTCQB, it is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than the Nasdaq Capital Market or other national securities exchange. Further, there is limited trading in our common stock. These factors may have an adverse impact on the trading and price of our common stock.

Our common stock could be subject to extreme volatility.

The trading price of our common stock may be affected by a number of factors, including events described in the risk factors set forth in this prospectus, as well as our operating results, financial condition and other events or factors. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock and wide bid-ask spreads. These fluctuations may have a negative effect on the market price of our common stock. In addition, the securities market has, from time to time, experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have never paid common stock dividends and have no plans to pay dividends in the future, as a result our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock will be in the form of appreciation, if any, in the market value of our shares of common stock. There can be no assurance that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

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Our common stock is subject to the SEC’s penny stock rules.

Unless our common stock is listed on a national securities exchange, including the Nasdaq Capital Market, or we have stockholders’ equity of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock will be subject to the SEC’s “penny stock” rules. If our common stock remains subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document that describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decrease liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities. Our management is aware of the abuses that have occurred historically in the penny stock market.

This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Additional stock offerings in the future may dilute then-existing shareholders’ percentage ownership of the Company.

Our auditors have issued a going concern opinion on the financial statements for the year ended December 31, 2020. This means that our auditors believe there is substantial doubt that we can continue as an ongoing business for the next twelve months from the date of issuance of these financial statements unless we obtain additional capital to pay our bills. This is because we have generated little revenue although revenue is anticipated to grow as we have completed the development of our game, and sourced out customers to buy our related game assets. Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company and the revenue we generate from the sales of our products. We must raise cash to continue our project and build our operations. The issuance of additional securities in the future will dilute the percentage ownership of then current stockholders.

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SPECIAL NOTE REGARDING FORWARD-LOOKING

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. Upon the exercise of the warrants for an aggregate of 20,733,337 shares of common stock assuming all payments are made by cash and there is no reliance on cashless exercise provisions however, we will receive the exercise price of the warrants, or an aggregate of approximately $4,146,667, from the investors in the November 16, 2021 Private Placement and $311,000 from the exercise for cash of the Placement Agent Warrants. We will bear all fees and expenses incident to our obligation to register the shares of common stock. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the selling stockholder.

There is no assurance the warrants will be exercised for cash. We intend to use such proceeds, if any, for general corporate and working capital purposes.

DIVIDENDS POLICY

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

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OUR BUSINESS

General

We were incorporated on November 3, 2008 under the laws of the State of Nevada, to engage in certain business services. Our goal is to become a leading tournament gaming provider as well as an online destination, targeting over 250 million esports players and participants worldwide that want to compete at the high school or college level. We are a developmental stage business, have generated limited revenues to date and have a history of operating losses.

The Good Gaming platform was established in early 2014 by its founding members who recognized the need that millions of gamers worldwide desired to play games at competitive levels. The founders recognized that there was no structure or organization on a large scale for amateur gamers while professional esports was quickly establishing itself.

Good Gaming is effectively building the business infrastructure for the rapidly growing esports industry, similar to the high school and college athletic industry. Good Gaming is designed to be the gateway for amateur esports athletes to compete at the semi-professional level, improve their gaming skills, and interact with veteran gamers globally in a destination site and social networking framework.

Good Gaming differs from the professional level of the esports industry by focusing on more than 250 million gamers that fall below the professional level but are above the casual level, classified as “amateurs.” Good Gaming distinguishes itself from its direct and indirect competitors by being the first company to offer multi-game, multi-console services at the amateur esports level. The Company is not exclusive to any particular hardware or software vendor.

On May 4, 2016, the Company announced that it had completed its first closed public beta testing of their 2.0 tournament platform to determine the functionality, speed, ease of use, and accuracy of the system and are preparing to enter into full-blown production.

On February 18, 2016, the Company, formerly HDS International Corp., acquired the assets of Good Gaming, Inc. from CMG Holdings Group, Inc. (OTCQB: CMGO). On that date, the Company’s former CEO, Paul Rauner, resigned. The Company appointed Vikram Grover to the positions of CEO and Director of the board of directors (the “Board”). Vikram Grover is a former Wall Street analyst and investment banker with more than 20 years of experience in telecommunications, media and technology. In addition, David Dorwart was elected by the majority shareholders to the Company’s Board. Mr. Dorwart is the Co-Founder and Chairman of Assist Wireless, Inc., a provider of lifeline wireless services to tens of thousands of subscribers primarily in the Midwest.

On June 27, 2017 the Board of Directors of the Company appointed David B. Dorwart as the Company’s Chief Executive Officer. On June 21, 2017, Mr. Dorwart was appointed to serve as the Chairman of the Board of Directors. David B. Dorwart, Chairman and CEO of Good Gaming, Inc., brings over 31 years of start-up entrepreneurism and executive level management to the Company. Mr. Dorwart was a CoFounder and CEO of dPi Teleconnect, a prepaid wireless provider, for 10 years. During his tenure, he grew that company from a start-up to $75 million in revenues before selling it. Over the last 9 years, he has been involved with several other successful projects including Assist Wireless, Brooklet Energy Distribution, PayGo Distributors and Britton & Associates. He is currently the Chairman and CoFounder of ViaOne Services, a company which specializes in wireless communications and provides intricate multi-faceted services for start-up companies utilizing industry experts. By virtue of the ownership of this Series C Preferred Stock, ViaOne is the Company’s principal stockholder.

On June 27, 2017, the Company also bolstered its Board of Directors with executive level professionals by adding two seasoned individuals who specialize in organization and finance as well as the branding and marketing of established and emerging organizations which are poised to show significant growth.

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Domenic Fontana is currently Sr. Vice President of ViaOne Services and a new board member. He is an experienced CPA and financial executive who has worked in progressively more advanced executive roles throughout his career. Having worked at Verizon, Ebay and now ViaOne Services over the last 13 years, he has developed intimate and extensive knowledge of executive level management and the telecommunications industry. He has worked in all aspects of Finance, Accounting, Treasury, and Operations.

Jordan Majkszak Axt, a new board member is a results-producing marketing professional with over 14 years of experience successfully developing marketing and branding strategies. He has been consistently noted by executives, colleagues, and journalists for his specific expertise in bringing products and services online with a comprehensive digital go-to-market strategy. He has previously held executive level positions as Director of Marketing for ProfitPoint Inc. and Clutch Holdings LLC. He is currently Sr. Director of Marketing of ViaOne Services where he develops all marketing and customer acquisition strategies for 14 consumer facing brands.

On July 10, 2017, the Company’s Board of Directors elected David Dorwart its CEO. Additionally, the Board of Directors approved Domenic Fontana and Jordan Axt to the Company’s Board of Directors.

On August 8, 2017, the board of directors of the Company accepted Vikram Grover’s resignation as the Treasurer of the Company and as a member of the Board, effective immediately.

On August 8, 2017, the Board of the Company accepted Barbara Laken’s resignation as the Secretary of the Company and as a member on the Board, effective immediately.

On August 9, 2017, the Company announced a strategic review of its business, which prompted improvements to its business model and a reduction in expenses designed to accelerate its move to free cash flow generation.

On August 29, 2017, Eric Brown became the Chief Operating Officer.

In September of 2017, the Company began focusing on its Minecraft server by enhancing the development staff and launched an offering of microtransactions after it saw the opportunity to generate revenue without adding a great deal of overhead. The initial offering of microtransactions exceeded revenue expectations and the Company has continued to expand the Minecraft server offerings. The Company also began pursuing the acquisition of additional Minecraft servers that were already established to begin scaling this effort.

In December of 2017, the Company began exploring potential partnerships with various franchise opportunities related to both LAN centers and Virtual Reality centers. Financial analysis and research on these opportunities is ongoing.

On March 21, 2018, the Company acquired Crypto Strategies Group, Inc. for consideration of $500. The Company intends to diversify its business and enter into the cryptocurrency market through such acquisition.

On December 12, 2018, the Company dissolved Crypto Strategies Group, Inc.

In March 2019, the Company discontinued Minecade and Olimpo servers and decided to focus on the core Good Gaming servers.

On March 11, 2019, Eric Brown resigned from the Chief Operating Officer’s position.

On March 19, 2021, the Company formulated a new plan to create a new game called “MicroBuddies™” that combines Ethereum ERC721 NFTs (Non-fungible tokens), non-standard ERC20 tokens (GOO™), and strategic gameplay to replicate and create unique and rare NFTs. The game will be played online via the MicroBuddies website and blockchain transactions take place on the Polygon Network.

On May 25th, 2021, Good Gaming, Inc. filed for a trademark on MicroBuddies™ and other related game terms.

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On May 28th, 2021, the initial launch of MicroBuddies™ began with the “Genesis Event”, which is the sale of Nano Factory Tokens at a discounted rate of 0.05 Ethereum. We expect to raise the prices of Nano Factory Token prices to 0.15 Ethereum prior to the full game launch in Q4 2021. Nano Factory Tokens obtained during the Genesis Event will be used to synthesize a Generation 0 Microbuddy™ when the game fully launches in the 4th Quarter of 2021. Nano Factory Tokens are limited to 3 purchases per wallet. Unsold Nano Factory Tokens will be destroyed and no Nano Factory Tokens will be made available ever again.

On September 14, 2021, Good Gaming, Inc. met all qualifications and have been accepted by OTC Markets to uplist from Pink Sheet Current to the OTCQB tier for trading.

On September 23, 2021, the Company announced that MicroBuddies™ will be launched on the mainnet using Polygon, which is an Ethereum compatible blockchain building platform that provides a secure and lower-cost alternative to Ethereum’s escalating gas fees and wait times. The Company also announced October 5, 2021 as it’s official launch date for beta testing to begin.

Technology

In 2016, the Company completed its 2.0 tournament platform and thereafter ran dozens of robotic internal test tournaments and held numerous free-to-play tournaments on large scales with its partner The Syndicate, the owner of the world’s longest running online gaming guild that has 1,200 members worldwide. Good Gaming conducted two closed public beta tournaments of hundreds of participants in May 2016 in order to fully vet the system. After making roughly 100 fixes and changes to the system, it now runs smoothly. The system is designed to scale to 512,000 concurrent competitors. The Company has updated the system to handle team tournaments, which will further expand its opportunity to popular titles that have tens of millions of active players and has recently launched titles that have the potential for cross-platform play among Gaming PC, Microsoft Xbox and Sony PlayStation.

In 2017, the Company ran hundreds of tournaments on a regular basis with a dedicated customer base of over 30,000 members. Additionally, the Company expanded its website by offering content relevant to the member base with information relating to game play strategy and game news. This generated nearly 100,000 unique visits per month. In an effort to monetize that traffic, the Company employed the use of Google display advertising and tested a subscription model. After careful evaluation of the Company’s strategy, management decided to move away from free tournaments and custom content and focus on growing and monetizing our Minecraft server, which has grown substantially in popularity. This decision was a result of comprehensive competitive analysis and evaluations made in how the esports industry was shifting in its space. Tournaments and custom content are currently suspended while the Company grows revenue and focuses on expanding its efforts with Minecraft. The Company has also aggressively evaluated several business models and acquisition opportunities to resume its previous success as it is related to tournaments.

In 2018, the Company acquired the Minecade and Olimpo Minecraft servers in order to deliver on expansion efforts. This move, coupled with continued advancement of the core Good Gaming Minecraft server substantially increased revenues and traffic. By the end of the year, the Company struck a deal with a prominent Minecraft influencer, which resulted in the single highest monthly earnings achieved within the Minecraft division, to date.

In 2019, following a severe downturn of business in the Minecraft sector as a whole, the Company decided to temporarily suspend the Minecade and Olimpo networks and refocus its efforts back on the core Good Gaming server. Much of the year was spent upgrading and overhauling the server’s existing infrastructure, which had grown stale over prior years. The Company adapted its strategy to target long term success and consistency through major innovations in the SkyBlock and Prison game modes, and began work towards an ambitious full recode of the Minecade server.

In 2020, the Company finalized its infrastructure overhaul for use in upcoming releases. A new, experimental version of Prison, Prison MMO, was launched as an early access game mode in February 2020. Prison MMO is designed to be a self-sustaining Minecraft game mode which incorporates elements of the Massively Multiplayer Online video game genre. The Company expects steady growth from this mode as it continues developing Prison MMO. On April 1st, 2020, the company released its first iteration of a new SkyBlock gamemode, SkyBlock Spring, to some strong success. During the third quarter of 2020, the Company implemented a new workflow management style and released its summer edition of SkyBlock. The release of the summer edition signified a renewed focus on consistent growth through regular, player focused updates. The Company’s fall release of Prison in October 2020 resulted in its single highest revenue producing month of the year, to date.

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In 2021, the Company kicked off the first quarter with major upgrades to its Winter edition of SkyBlock along with the release of its Winter edition of Prison. The Company used this period to experiment with new release schedules and game mechanics with the goal of identifying how to further strengthen future releases. Additionally, the Company formulated a new plan to create a new game called “MicroBuddies™” that combines Ethereum ERC721 NFTs (Non-fungible tokens), non-standard ERC20 tokens (GOO™), and strategic gameplay to replicate and create unique and rare NFTs. The game will be played online via the MicroBuddies website and blockchain transactions take place on the Polygon Network.

Business Strategy

In the past, our management team’s strategy was to be a full-service company providing best in class tournaments, the best platform on which they are played, and content that is all about the esports world. We have looked at this strategy and have changed the way we view our business.

It was our ambition and strategy to be great at providing a place for amateurs to play esports. By focusing on what the gaming universe is lacking, it allowed us to focus on the promotion of teams, leagues and competition. We intended to begin with local servers and expand organically from there. We recognized there are millions of players who desire to compete within the gaming community.

However, as tournaments and investment in servers were not profitable to the Company, we had decided to focus on Minecraft. We have a well-established server and will continue to devote resources to developing and modifying Minecraft assets by introducing new SkyBlock Seasons and Minecraft Prison game modes within our servers. However, considering the declining popularity of minecraft and the increasing challenges related to monetizing the game under changes to the licensing agreement, we strongly feel that pivoting to Blockchain Gaming Technology is where the future of gaming will head. As such, we will continue developing MicroBuddies and other games and related products in the NFT, Blockchain, and Crypto space.

Employees

We have one contractor working on the Good Gaming project. He is our programmer, tournament administrator, and social media expert. Pursuant to our Management Services Agreement with ViaOne Services LLC, certain employees of ViaOne are deemed to be consultants of the Company.

Offices

Our executive offices are located at 415 McFarlan Rd, Suite 108, Kennett Square, PA 19348. Our telephone number is (888) 295-7279.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OPERATIONS

You should read the following description of our financial condition and results of operations in conjunction with the financial statements and accompanying notes included in this prospectus.

Overview

The Company was incorporated on November 3, 2008, under the laws of the State of Nevada, to engage in certain business services. Our goal is to become a leading tournament gaming provider as well as an online destination, targeting over 250 million esports players and participants worldwide that want to compete at the high school or college level. We are a developmental stage business, have generated limited revenues to date, and have a history of operating losses.

The Good Gaming platform was established in early 2014 by its founding members who recognized the need that millions of gamers worldwide desired to play games at competitive levels. The founders recognized that there was no structure or organization on a large scale for amateur gamers while professional esports was quickly establishing itself.

Good Gaming is effectively building the business infrastructure for the rapidly growing esports industry, similar to the high school and college athletic industry. Good Gaming is designed to be the gateway for amateur esports athletes to compete at the semi-professional level, improve their gaming skills, and interact with veteran gamers globally in a destination site and social networking framework.

Good Gaming differs from the professional level of the esports industry by focusing on more than approximately 250 million gamers that fall below the professional level but are above the casual level, classified as “amateurs.” Good Gaming distinguishes itself from its direct and indirect competitors by being the first company to offer multi-game, multi-console services at the amateur esports level. The Company is not exclusive to any particular hardware or software vendor.

On May 4, 2016, the Company announced that it had completed its first closed public beta testing of their 2.0 tournament platform to determine the functionality, speed, ease of use, and accuracy of the system and are preparing to enter into full-blown production.

On February 18, 2016, the Company, formerly HDS International Corp., acquired the assets of Good Gaming, Inc. from CMG Holdings Group, Inc. (OTCQB: CMGO). On that date, the Company’s former CEO, Paul Rauner, resigned. The Company appointed Vikram Grover to the positions of CEO and Director of the board of directors (the “Board”). Vikram Grover is a former Wall Street analyst and investment banker with more than 20 years of experience in telecommunications, media, and technology. In addition, David Dorwart was elected by the majority shareholders to the Company’s Board. Mr. Dorwart is the Co-Founder and Chairman of Assist Wireless, Inc., a provider of lifeline wireless services to tens of thousands of subscribers primarily in the Midwest.

On June 27, 2017, the Board of Directors of the Company appointed David B. Dorwart as the Company’s Chief Executive Officer. On June 21, 2017, Mr. Dorwart was appointed to serve as the Chairman of the Board of Directors. David B. Dorwart, Chairman and CEO of Good Gaming, Inc., brings over 31 years of start-up entrepreneurism and executive level management to the Company. Mr. Dorwart was a CoFounder and CEO of dPi Teleconnect, a prepaid wireless provider, for 10 years. During his tenure, he grew the company from a start-up to $75 million in revenues before selling the company. Over the last 9 years, he has been involved with several other successful projects including Assist Wireless, Brooklet Energy Distribution, PayGo Distributors, and Britton & Associates. He is currently the Chairman and CoFounder of ViaOne Services, a company that specializes in wireless communications and provides intricate multi-faceted services for start-up companies utilizing industry experts. By virtue of their ownership of this Series C Preferred Stock, ViaOne is the Company’s principal stockholder.

On June 27, 2017, the Company also bolstered its Board of Directors with executive-level professionals by adding two seasoned individuals who specialize in organization and finance as well as the branding and marketing of established and emerging organizations that are poised to show significant growth.

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Domenic Fontana is currently the Sr. Vice President of ViaOne Services and a board member. He is an experienced CPA and financial executive who has worked in progressively more advanced executive roles throughout his career. Having worked at Verizon, eBay, and now ViaOne Services over the last 14 years, he has developed intimate and extensive knowledge of executive level management and the telecommunications industry. He has worked in all aspects of Finance, Accounting, Treasury, and Operations.

Jordan Majkszak Axt, a board member, is a results-producing marketing professional with over 18 years of experience successfully developing marketing and branding strategies. He has been consistently noted by executives, colleagues, and journalists for his specific expertise in bringing products and services online with a comprehensive digital go-to-market strategy. He has previously held executive-level positions as Director of Marketing for ProfitPoint Inc. and Clutch Holdings LLC. He is currently Vice President of Marketing of ViaOne Services where he develops all marketing and customer acquisition strategies for several consumer-facing brands.

On July 10, 2017, the Company’s Board of Directors elected David Dorwart its CEO. Additionally, the Board of Directors approved to elect Domenic Fontana and Jordan Axt to the Company’s Board of Directors.

On August 8, 2017, the board of directors of the Company accepted Vikram Grover’s resignation as the Treasurer of the Company and as a member of the Board, effective immediately.

On August 8, 2017, the Board of the Company accepted Barbara Laken’s resignation as the Secretary of the Company and as a member of the Board, effective immediately.

On August 9, 2017, the Company announced a strategic review of its business, which prompted improvements to its business model and a reduction in expenses designed to accelerate its move to free cash flow generation.

On August 29, 2017, Eric Brown became the Chief Operating Officer.

In September of 2017, the Company began focusing on its Minecraft server by enhancing the development staff and launched an offering of microtransactions after it saw the opportunity to generate revenue without adding a great deal of overhead. The initial offering of microtransactions exceeded revenue expectations and the Company has continued to expand the Minecraft server offerings. The Company also began pursuing the acquisition of additional Minecraft servers that were already established to begin scaling this effort.

In March of 2017, the Company began exploring potential partnerships with various franchise opportunities related to both LAN centers and Virtual Reality centers. Financial analysis and research on these opportunities is ongoing.

On March 21, 2018, the Company acquired Crypto Strategies Group, Inc. for consideration of $500.

On December 12, 2018, the Company dissolved Crypto Strategies Group, Inc.

In March 2019, the Company discontinued Minecade and Olimpo servers and decided to focus on Minecraft servers.

On March 11, 2019, Eric Brown resigned from the Chief Operating Officer’s position.

On March 19, 2021, the Company formulated a new plan to create a new game called “MicroBuddies™” that combines Ethereum ERC721 NFTs (Non-fungible tokens), non-standard ERC20 tokens (GOO™), and strategic gameplay to replicate and create unique and rare NFTs. The game will be played online via the MicroBuddies website and blockchain transactions take place on the Polygon Network.

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On May 25th, 2021, Good Gaming, Inc. filed for a trademark on MicroBuddies™ and other related game terms.

On May 28th, 2021, the initial launch of MicroBuddies™ began with the “Genesis Event”, which is the sale of Nano Factory Tokens at a discounted rate of 0.05 Ethereum. We expect to raise the prices of Nano Factory Token prices to 0.15 Ethereum prior to the full game launch in Q3 2021. Nano Factory Tokens obtained during the Genesis Event will be used to synthesize a Generation 0 Microbuddy™ when the game fully launches in the 3rd Quarter of 2021. Nano Factory Tokens are limited to 3 purchases per wallet. Unsold Nano Factory Tokens will be destroyed and no Nano Factory Tokens will be made available ever again.

On September 14, 2021, Good Gaming, Inc. met all qualifications and have been accepted by OTC Markets to uplist from Pink Sheet Current to the OTCQB tier for trading.

On September 23, 2021, the Company announced that MicroBuddies™ will be launched on the mainnet using Polygon, which is an Ethereum compatible blockchain building platform that provides a secure and lower-cost alternative to Ethereum’s escalating gas fees and wait times. The Company also announced October 5, 2021 as it’s official launch date for beta testing to begin.

Plan of Operation – Milestones

We are at an early stage of our new business operations. Over the next twelve months, our primary target milestones include:

1	Continue to achieve growth within our Minecraft division.

2	Complete the sales of the Nano Factory Tokens during the Genesis Event with MicroBuddies™ and successfully launch and promote awareness of the MicroBuddies ™ game

3	Continue to evaluate opportunities that have synergies to our existing business line.

Limited operating history and need for additional capital

There is limited historical financial information about us upon which to base an evaluation of our performance relating to our new business direction. We have generated little revenue. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

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Results of Operations

The three months ended September 30, 2021, as compared to September 30, 2020

● Working Capital

	September 30, 2021	September 30, 2020
Current Assets	$16,667	$19,319

Current Liabilities	19,460,129	3,306,105

Working Capital (Deficit)	$(19,443,462)	$(3,286,786)

● Operating Revenues

We have generated $269,355 in revenue in the three months ended September 30, 2021, and $2,554 in revenue in the three months ended September 30, 2020, which reflects an increase of $266,801 or 10,446%. The increase in revenue was attributed to the sales of Nano Factory Tokens (NFTs) for the new game called MicroBuddies™.

● Operating Expenses and Net Loss

Operating expenses for the three months ended September 30, 2021, were $452,176 compared with $104,343 for the three months ended September 30, 2020, which reflects an increase of $347,833 or 333%. The increase in expenses was attributed to a change in professional fees, contract labor, and advertising expenses that are directly related to the new game MicroBuddies™.

During the three months ended September 30, 2021, the Company recorded a net loss of $12,325,187 compared with a net income of $86,475 for the three months ended September 30, 2020, which reflects a decrease in net income of $12,411,662 or -14,353%. The decrease in net income was attributed to the change in the value of the Company’s derivative liabilities.

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The Nine months ended September 30, 2021, as compared to September 30, 2020

● Operating Revenues

We have generated $329,885 in revenue in the nine months ended September 30, 2021, and $7,880 in revenue in the nine months ended September 30, 2020, which reflects an increase of $322,005 or 4,086% attributed to the sales of Nano Factory Tokens (NFTs) for the new game called MicroBuddies™.

● Operating Expenses and Net Loss

Operating expenses for the nine months ended September 30, 2021, were $702,987 compared with $311,751 for the nine months ended September 30, 2020, which reflects an increase of $391,236 or 125% was attributed to a change in professional fees, contract labor, and advertising expenses that are directly related to the new game MicroBuddies™.

During the nine months ended September 30, 2021, the Company recorded a net loss of $15,636,203 compared with a net loss of $551,605 for the nine months ended September 30, 2020, which reflects a decrease of $15,084,598 or -2735%. The increase in net loss was attributed to the change in the value of the Company’s derivative liabilities.

● Liquidity and Capital Resources

As of September 30, 2021, the Company’s cash balance consisted of $3,833 compared to a cash balance of $3,069 as of September 30, 2020. The increase in the cash balance was attributed to the increase in financing that we received for day-to-day activities. As of September 30, 2021, the Company had $344,130 in total assets compared to total assets of $25,734 on September 30, 2020. The increase in total assets was attributed to the purchase of digital assets that create NFTs for MicroBuddies for a limited period of time.

As of September 30, 2021, the Company had total liabilities of $19,460,129 compared with total liabilities of $3,306,105 as of September 30, 2020. The increase in liabilities was attributable to an increase in financing and derivative liabilities.

As of September 30, 2021, the Company has a working capital deficit of $19,443,462 compared with a working capital deficit of $3,286,786 as of September 30, 2020, with the increase in the working capital deficit attributed to an increase in financing the Company received for general working capital purposes and the change in the value of the Company’s derivative liabilities.

Cash flow from Operating Activities

During the nine months ended September 30, 2021, the Company used $211,135 of cash for operating activities compared to the use of cash in an amount of $317,000 for operating activities during the nine months ended September 30, 2020, which reflects a decrease of $105,865 or 33.40%. The decrease in the use of cash for operating activities was attributed to the change in the value of the Company’s derivative liabilities offset by expenses related to MicroBuddies.

Cash flow from Investing Activities

The Company had $323,207 in cash used in investing activities compared to $5,335 for the quarter ended September 30, 2021, and September 30, 2020. The Company decided to purchase digital assets that create NFTs for MicroBuddies.

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Cash flow from Financing Activities

During the nine month ended September 30, 2021, the Company received $535,870 of proceeds from financing activities compared to $323,382 during the nine month ended September 30, 2020, which reflects an increase of $212,488 or 65.71%. The increase in proceeds from financing activities was due to the increase in financing that we received for day-to-day activities, which is directly related to MicroBuddies and the Company issued stock based compensation for employees and contractors working on MicroBuddies.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive acquisitions and activities. For these reasons, our auditors stated in their report on our audited financial statements that they have substantial doubt that we will be able to continue as a going concern for a period of one year from the issuance of these financial statements without further financing.

Off-Balance Sheet Arrangements

As of September 30, 2021, we had no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to stockholders.

Future Financings

We will continue to rely on equity sales of our preferred shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to existing stockholders.

There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financings to fund our operations and other activities.

Results of Operations

December 31, 2020 as compared to December 31, 2019

●	Working Capital

	December 31, 2020	December 31, 2019
Current Assets	$10,430	$10,772
Current Liabilities	3,645,590	2,762,373
Working Capital (Deficit)	$(3,635,160)	$(2,751,601)

●	Operating Revenues

We have generated $26,215 in revenue in 2020 and $49,519 in revenue in the fiscal year of 2019, which reflects a decrease of $23,304 or 47%. The decrease in revenue was attributed to the issues the Company had with the servers when they launched the new version of the game modes.

●	Operating Expenses and Net Loss

Operating expenses for the year ended December 31, 2020 were $417,704 compared with $905,442 for the year ended December 31, 2019. The decrease in operating expenses in the amount of $487,738 or 53.8% was attributable to decrease in professional fees for day to day operations and the complete amortization of the assets purchased during the acquisition of Good Gaming, Inc. in 2020.

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During the year ended December 31, 2020, the Company recorded a net loss of $965,885 compared with a net loss of $1,130,769 for the year ended December 31, 2019. The decrease in net loss in the amount of $164,884 or 14.6% was attributed to the decrease in revenues and the change in value of the Company’s derivative liabilities.

●	Liquidity and Capital Resources

As of December 31, 2020, the Company’s cash balance consisted of $2,305 compared to cash balance of $2,022 as of December 31, 2019. The increase in the cash balance was attributed to the financing that we received for day-to-day activities. As of December 31, 2020, the Company had $16,305 in assets compared to total assets of $15,952 as at December 31, 2019. The increase in assets was attributable to the purchase of a new asset offset by the complete amortization of assets acquired during the acquisition of Good Gaming, Inc.

As of December 31, 2020, the Company had total liabilities of $3,645,590 compared with total liabilities of $2,762,373 as of December 31, 2019. The increase in liabilities was attributable to increase in financing and in derivative liabilities.

As of December 31, 2020, the Company has a working capital deficit of $3,635,160 compared with a working capital deficit of $2,751,601 as of December 31, 2019 with the increase in the working capital deficit attributed to an increase in financing the Company received for general working capital purposes.

Cash flow from Operating Activities

During the year ended December 31, 2020, the Company used $402,556 of cash for operating activities compared to the use of cash in an amount of $432,716 for operating activities during the year ended December 31, 2019. The decrease of $30,160 or 6.9% was attributed to the net decrease in derivative liabilities.

Cash flow from Investing Activities

During the years ended December 31, 2020, the Company had $5,335 in cash used in investing activities compared to $478 in cash provided for the year ended December 31, 2019. The increase of $5,813 or 12% in cash used in investing activities was attributed to the new fixed assets the Company bought for day to day activities.

Cash flow from Financing Activities

During the year ended December 31, 2020, the Company received $408,174 of proceeds from financing activities compared to $421,811 during the year ended December 31, 2019. The decrease of $13,637 or 3.2% in proceeds from financing activities was due to the decrease in financing that we received for day-to-day activities.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive acquisitions and activities. For these reasons, our auditors stated in their report on our audited financial statements that they have substantial doubt that we will be able to continue as a going concern for a period of one year from the issuance of these financial statements without further financing.

Off-Balance Sheet Arrangements

As of December 31, 2020, we have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Future Financings

We will continue to rely on equity sales of our preferred shares in order to continue to fund our business operations. Issuance of additional shares will result in dilution to existing stockholders.

There is no assurance that we will achieve any additional sales of the equity securities or arrange for debt or other financing to fund our operations and other activities.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our consolidated financial statements. Management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

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Recently Issued Accounting Pronouncements

We have implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

MANAGEMENT

The following table sets forth information about our executive officers and directors:

Name	Age	Position
David Dorwart	62	Chief Executive Officer and Chairman of the Board
Domenic Fontana	40	Chief Financial Officer and Director
Jordan Axt	40	Chief Marketing Officer and Director

David Dorwart– CEO and Chairman of the Board of Directors

David Dorwart from January 2011 to the present, is the Chairman of the Board of Assist Wireless, a company based in Fort Worth, Texas that is a leading provider of lifeline phone service for individuals and families who qualify for government assistance. They are one of the fastest growing wireless providers in the telecommunications industry targeting the unbanked/underbanked and credit-challenged consumer demographic. In addition, Mr. Dorwart, since 2010, is the President and CEO of Acacia Energy, LLC. A provider of electric service to Customers in the Texas deregulated areas. Acacia Energy provides services to both the residential and small commercial businesses. Also since 2010, David Dorwart has been the CEO of PayGo Distributors, LLC, a distribution company with over 100 Independent Sales Organizations under their management. PayGO focuses on distributing prepaid Electric, Home Phone and Wireless Services to residential Customers within the United States. Since 2009, he has been the CEO of Britton & Associates, a full-service Construction Consulting Firm. They specialize in the resolution of construction claims and construction disputes throughout the United States. From 1999 to 2009, he was the Founder, President & CEO of dPi Teleconnect/dPi Energy, LLC. He graduated from University of Delaware with a B.S. in Business.

Domenic Fontana – CFO and Director

Domenic Fontana is currently Sr. Vice President of ViaOne Services and a new board member. He is an experienced CPA and financial executive who has worked in progressively more advanced executive roles throughout his career. Having worked at Verizon, Ebay and now ViaOne Services over the last 19 years, he has developed intimate and extensive knowledge of executive level management and the telecommunications industry. He has worked in all aspects of Finance, Accounting, Treasury, and Operations.

Jordan Axt – Chief Marketing Officer and Director

Jordan Axt, a board member, is a results-producing marketing professional with over 18 years of experience successfully developing marketing and branding strategies. He has been consistently noted by executives, colleagues, and journalists for his specific expertise in bringing products and services online with a comprehensive digital go-to-market strategy. He has previously held executive level positions as Director of Marketing for ProfitPoint Inc. and Clutch Holdings LLC. He is currently Vice President of Marketing of ViaOne Services where he develops all marketing and customer acquisition strategies for 14 consumer facing brands.

Family Relationships

There are no family relationships among our executive officers and directors.

Election of Directors

All directors hold office until the next annual meeting of security holders or until their successors have been qualified. The officers of our Company are appointed by our board of directors and hold office until their death, resignation or removal from office.

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Involvement in Certain Legal Proceedings

During the past ten years, David Dorwart, Domenic Fontana, and Jordan Axt have not been the subject of the following events:

1.	A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

4.	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

5.	Engaging in any type of business practice; or

6.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

7.	The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

8.	Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

9.	Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

10.	Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

11.	Any Federal or State securities or commodities law or regulation; or

12.	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

13.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

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14.	Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Committees of the Board

Due to the small size of the Company and its Board of Directors, we currently have no audit committee, compensation committee or nominations and governance committee of our board of directors. We do not have an audit committee financial expert.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

Director Independence

We do not have any independent directors.

Conflicts of Interest

Our officers and directors are also officers/directors of ViaOne Services and therefore, will devote time to projects that do not involve us.

Compensation of Directors

The members of our Board of Directors are not compensated for their services as directors. The Board has not implemented a plan to award options to any directors. There are no contractual arrangements with any member of the Board of Directors. We have no director service contracts. We do not currently have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner, he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

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EXECUTIVE AND DIRECTOR COMPENSATION

The following tables set forth, for each of the last two completed fiscal years of us, the total compensation awarded to, earned by or paid to any person who was a principal executive officer during the preceding fiscal year and every other highest compensated executive officers earning more than $100,000 during the last fiscal year (together, the “Named Executive Officers”). The tables set forth below reflect the compensation of the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

David	2019	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Dorwart	2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Domenic	2019	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Fontana	2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Jordan	2019	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Axt	2020	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Narrative Disclosure to Summary Compensation Table

Other than set out below, there are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive share options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that share options may be granted at the discretion of our board of directors.

Stock Option Plan

On April 30, 2018, the holder of one (1) share of Series C Preferred Stock of the Company that entitles such holder to vote a majority of the issued and outstanding voting securities of the Company’s approved by written consent that the Company adopts the 2018 Stock Incentive Plan (the “2018 Plan”) under which the Board may decide at its sole discretion to grant equity awards to certain employees and consultants as set forth in the 2018 Plan. The description of the 2018 Plan does not purport to be complete and is incorporated herein by reference to a current report on form 8-k filed with the Securities and Exchange Commission on May 4, 2018.

Grants of Plan-Based Awards

There were no plan-based awards outstanding as of December 31, 2020.

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Outstanding Equity Awards at Fiscal Year End

The following table summarizes outstanding unexercised options, unvested stocks and equity incentive plan awards held by each of our named executive officers, as of December 31, 2020:

Outstanding Equity Awards At Fiscal Year-End

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Been Issued (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Been Issued ($)
David	0	0	0	-	-	-	-	0	$0
Dorwart

Domenic	0	0	0	-	-	-	-	0	$0
Fontana

Jordan	0	0	0	-	-	-	-	0	$0
Axt

Compensation of Directors

We do not have any agreements for compensating our directors for their services in their capacity as directors as of December 31, 2020.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Employment Contracts

There was no standing employment contract with the Company as of December 31, 2020.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER AND MANAGEMENT

Beneficial Owners

The following table sets forth certain information regarding beneficial ownership of our common stock as of September 30, 2021 (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our common stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of the respective table. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the date of the respective table is deemed to be outstanding for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise noted, the business address of each beneficial owner listed is 415 McFarlan Road, Suite 108, Kennett Square, PA 19348. Except as otherwise indicated, the persons listed below have the sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

As of September 30, 2021, we had 81,792,707 shares of common stock issued and outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
David Dorwart(1)	3,869,167	4.73%
Domenic Fontana	500,000	0.61%

Jordan Majkszak Axt	500,294	0.61%
All officers and directors as a group (three persons)	4,869,461	5.95%

(1)	Held through ViaOne, Silver Linings Management, and Britton Associates in the respective amounts of 1,369,167, 1,500,000 and 1,000,000 shares.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ViaOne, SilverLinings Management, and CMG Holdings each owned more than 5% of the company’s stock. The shares owned by ViaOne and Silver Linings Management are deemed to be beneficially owned by our CEO, David Dorwart. The Company’s Chairman and Chief Executive Officer is the Chairman of ViaOne.

No other companies, directors or executive officers, nor any person who owned of record or was known to own beneficially more than 5% of our outstanding shares of common stock, nor any associate or affiliate of such persons or companies, have any material interest, direct or indirect, in any transaction that has occurred during the past fiscal year, or in any proposed transaction, which has materially affected or will affect us.

Due to Related Parties

On or around April 7, 2016, Silver Linings Management, LLC funded the Company $13,440 in the form of convertible debentures secured by certain high-powered gaming machines purchased from XIDAX. Such note bore interest at a rate of 10% per annum, payable in cash or kind at the option of the Company, matured on April 1, 2018, and was convertible into Series B Preferred shares at the option of the holder at any time.

On November 30, 2016, ViaOne purchased a Secured Promissory Note equal to a maximum initial principal amount of $150,000 issued by the Company to ViaOne. As additional advances were made by ViaOne to the Company, the principal amount of the Note was increased to $225,000 and $363,000 by amendments dated January 31, 2017, and March 1, 2017, respectively.

On May 5, 2017, ViaOne delivered a default notice to the Company pursuant to Section 6 of the Note Purchase Agreement but has subsequently extended the due date and has increased the funding up to One Million ($1,000,000) dollars. After giving the Company a fifteen (15) day notice period to cure the default under the Stock Pledge Agreement, dated November 30, 2016, entered by and among the Company, CMG, and ViaOne (“Pledge Agreement”), ViaOne took possession of the Series C Stock, which was subject of the Pledge Agreement.

The Secured Promissory Note as amended increased from time to time due to additional advances provided to the Company by ViaOne.

On September 1, 2017, the Company executed an amended Employee Services Agreement with ViaOne which stipulated that ViaOne would continue providing to the Company services relating to the Company’s human resources, marketing, advertising, accounting, and financing for a monthly management fee of $25,000. This agreement was amended on January 1, 2018. The accrued monthly management fees, $100,000 at December 31, 2017, are convertible by ViaOne into the Company’s common stock at a rate of 125% of the accrued fees at a conversion price of (i) $0.05 per share; or (ii) the volume-weighted adjusted price (“VWAP”) of the common stock on the 14th day of each month if the 14th of that month is a trading day. In the event the 14th day of a month falls on a Saturday, Sunday, or a trading holiday, the VWAP of the Common Stock will be valued on the last trading day before the 14th day of the month. The agreement was terminated on August 31, 2021.

On September 27, 2018, the Company and ViaOne entered into a Line of Credit Agreement (the “LOC Agreement”), pursuant to which the Company issued a secured promissory note with the initial principal amount of $25,000 to ViaOne in exchange for a loan of $25,000 (the “Initial Loan Amount”). In accordance with this Agreement, the Company may request ViaOne to provide loans of up to $250,000, including the Initial Loan Amount, and ViaOne has the right to decide whether it will honor such request. The Initial Loan Amount became due on September 30, 2019 (the “Maturity Date”) and bore an interest rate of 8.0% per annum. The unpaid principal and interest of the Promissory Note after the Maturity Date accrued interest at a rate of 18.0% per annum. The principal amount of the Promissory Note may increase from time to time up to $250,000 in accordance with the terms and conditions of the Agreement. In connection with the Agreement and Promissory Note, the Company and ViaOne executed a security agreement dated September 27, 2018, whereby the Company granted ViaOne a security interest in all of its assets, including without limitation, cash, inventory, account receivables, real property, and intellectual properties, to secure the repayment of the loans made pursuant to the LOC Agreement and Promissory Note.

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On September 30, 2021, the Company entered into a new Employee Services Agreement with ViaOne effective as of September 1, 2021 (the “Effective Date”). For a monthly management fee of $42,000 (the “Monthly Management Fee”), ViaOne shall provide to the Company services related to Company’s human resources, payroll, marketing, advertising, accounting, and financial services for a period of one year beginning on the Effective Date and automatically renewing for successive terms of one year each unless either party provides 90 days’ notice. ViaOne has the right to convert part or all of the Monthly Management Fee into shares of the Company’s common stock, par value $0.001 per share at a Conversion Rate equal to 125% of the Conversion Amount, divided by the Conversion Price. The Conversion Price means, with respect to Management Fee, 85% of the volume weighted average price (“VWAP”) for the 5 trading days immediately prior to the date of the notice of conversion.

On September 30, 2021, the Company and ViaOne entered into a revolving convertible promissory note (the “Revolving Note”). The Company agrees to pay ViaOne the principal sum of $1,000,000 or such a smaller amount as ViaOne may advance to the Company from time to time under the Revolving Note, which is subject to a simple interest rate of 8% per annum and will expire earlier on demand or the third anniversary of the Original Issue Date. The Company granted ViaOne warrants to purchase the 1,000,000 shares of Common Stocks at an exercise price of $0.42, a premium of 20% to the closing bid price of the Common Stock the trading day prior to the execution of the Revolving Note. Payment of all obligations under the Revolving Note is secured by a security interest granted to ViaOne by the Company in all of the right, title and interest of the Company in all of the assets of the Company currently owned or acquired hereafter. The Revolving Note (and any unpaid interest or liquidated damages amount) may be converted into shares of Common Stock at a conversion price of eighty-five percent (85%) of the VWAP for the five (5) trading days immediately prior to the date of the notice of conversion. The Revolving Note contains customary events of default, including, among others, the failure by the Company to make a payment of principal or interest when due. Following an event of default, ViaOne is entitled to accelerate the entire indebtedness under the Revolving Note. The restrictions are also subject to certain additional qualifications and carve outs, as set forth in the Revolving Note.

As of September 30, 2021, the total amount the Company owed to ViaOne Services was $2,682,337.

The Company’s Chairman and Chief Executive Officer is the Chairman of ViaOne.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions in the following manor:

-	Disclosing such transactions in reports where required;

-	Disclosing in any and all filings with the SEC, where required;

-	Obtaining disinterested directors consent; and

-	Obtaining shareholder consent where required.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our Articles of Incorporation authorize us to issue up to 200,000,000 shares of common stock, $0.001 par value. Each holder of our common stock is entitled to one (1) vote for each share held of record on all voting matters we present for a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All shares of our common stock are entitled to share equally in dividends from sources legally available when, and if, declared by our Board of Directors.

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Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by the Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

In the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders. However, the rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that have been issued or shares of preferred stock that our Board of Directors may decide to issue in the future.

Preferred Stock

Our Articles of Incorporation authorize us to issue up to 2,250,350 shares of preferred stock, $0.001 par value. Of the 2,250,000 authorized shares of preferred stock, the total number of shares of Series A Preferred Stock the Corporation shall have the authority to issue is 2,000,000, with a stated par value of $0.001 per share, the total number of shares of Series B Preferred Stock the Corporation shall have the authority to issue is 249,999, with a stated par value of $0.001 per share, the total number of shares of Series C Preferred Stock the Corporation shall have the authority to issue is 1, with a stated par value of $0.001 per share, and the total number of shares of Series D Preferred Stock the Corporation shall have the authority to issue is 350, with a stated par value of $0.001 per share. Our Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. We believe that the Board of Directors’ power to set the terms of, and our ability to issue preferred stock, will provide flexibility in connection with possible financing or acquisition transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding preferred stock could also have the effect of delaying, deterring, or preventing a change in control of our company.

As of September 30, 2021, we had 7,500 shares of our Series A preferred stock, 18,616 shares of Series B preferred stock, 1 share of Series C Preferred Stock, and 0 shares of Series D Preferred Stock issued and outstanding.

The 7,500 issued and outstanding shares of Series A Preferred Stock are convertible into shares of common stock at a rate of 20 common shares for each Series A Preferred Share. The 18,616 issued and outstanding shares of Series B Preferred Stock are convertible into shares of common stock at a rate of 200 common shares for each Series B Preferred Share. If all of our Series A Preferred Stock and Series B Preferred Stock are converted into shares of common stock, the number of issued and outstanding shares of our common stock will increase by 3,873,201 shares.

The 1 issued and outstanding shares of Series C Preferred Stock have voting rights equivalent to 51% of all shares entitled to vote and are held by ViaOne Services LLC, a Company controlled by our CEO.

The 0 issued and outstanding shares of Series D Preferred Stock were convertible into shares of common stock at the lower of the Fixed Conversion Price ($.06 per share) or at the VWAP which shall be defined as the average of the five (5) lowest closing prices during the 20 days prior to conversion.

The holders of Series A, Series B, Series C, and Series D have a liquidation preference to the common shareholders.

Options

We have not issued and do not have any outstanding options to purchase shares of our common stock.

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Registration Rights

Other than the registration rights of the selling shareholders, as of November 17, 2021, there are no other outstanding registration rights or similar agreements (see Private Placement of Shares of Common Stock, Warrants and Pre-Funded Warrants)

Convertible Securities

On April 15, 2015, the Company issued a convertible debenture with the principal amount of $100,000 to HGT Capital, LLC (“HGT”), a non-related party. During the quarter ended June 30, 2015, the Company received the first $50,000 in payment. The remaining $50,000 payment would be made at the request of the borrower. No additional payments have been made as of September 30, 2018. Under the terms of the debentures, the amount was unsecured and was due on October 16, 2016. The note is currently in default and bears interest of 22% per annum. It was convertible into shares of common stock any time after the maturity date at a conversion rate of 50% of the average of the five lowest closing bid prices of the Company’s common stock for the thirty trading days ending one trading day prior to the date the conversion notice was sent by the holder to the Company. On September 21, 2018, the Company entered into a modification agreement with HGT with respect to the convertible promissory note which has a balance of $107,238. Pursuant to such modification agreement, all defaults were waived and it was agreed that such note will convert at a 25% discount to the market rather than the default rate. HGT also agreed to certain sale restrictions which limit the number of shares that they can sell in any month for the next three months. HGT also agreed to dismiss, with prejudice, the lawsuit that it had filed against the Company. On November 29, 2018, HGT converted $6,978 of a convertible note into 1,655,594 shares of the Company’s common stock. On August 17, 2020, HGT converted $5,833 of notes into 2,645,449 shares of the Company’s common stock. On September 9, 2020, HGT converted $11,822 of notes into 2,775,076 shares of the Company’s common stock. On November 11, 2020, HGT converted $25,239 of notes into 2,911,055 shares of the Company’s common stock. On December 18, 2020, HGT converted $40,126 of notes into 3,053,696 shares of the Company’s common stock. On June 25, 2021, HGT converted the remaining note balance of $17,240 into 1,257,476 shares of the Company’s common stock.

On September 30, 2021, the Company and ViaOne Services, LLC entered into a revolving convertible promissory note (the “Revolving Note”). The Company agrees to pay ViaOne the principal sum of $1,000,000 or such a smaller amount as ViaOne may advance to the Company from time to time under the Revolving Note, which is subject to a simple interest rate of 8% per annum and will expire earlier on demand or the third anniversary of the Original Issue Date. The Revolving Note (and any unpaid interest or liquidated damages amount) may be converted into shares of Common Stock at a conversion price of eighty-five percent (85%) of the VWAP for the five (5) trading days immediately prior to the date of the notice of conversion.

On September 30, 2021, the Company entered into a new Employee Services Agreement with ViaOne effective as of September 1, 2021 (the “Effective Date”). For a monthly management fee of $42,000 (the “Monthly Management Fee”), ViaOne shall provide to the Company services related to Company’s human resources, payroll, marketing, advertising, accounting, and financial services for a period of one year beginning on the Effective Date and automatically renewing for successive terms of one year each unless either party provides 90 days’ notice. ViaOne has the right to convert part or all of the Monthly Management Fee into shares of the Company’s common stock, par value $0.001 per share at a Conversion Rate equal to 125% of the Conversion Amount, divided by the Conversion Price. The Conversion Price means, with respect to Management Fee, 85% of the volume weighted average price (“VWAP”) for the 5 trading days immediately prior to the date of the notice of conversion.

Anti-Takeover Provisions of Nevada State Law

Certain anti-takeover provisions of Nevada law could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition arguably could benefit our stockholders.

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Nevada’s “combinations with interested stockholders” statutes, NRS 78.411 through 78.444, inclusive, prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination, or the transaction by which such person becomes an “interested stockholder”, in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Further, in the absence of prior approval certain restrictions may apply even after such two year period. However, these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These statutes generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. We have made such an election in our original articles of incorporation.

Nevada’s “acquisition of controlling interest” statutes, NRS 78.378 through 78.379, inclusive, contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Absent such provision in our bylaws, these laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

Nevada law also provides that directors may resist a change or potential change in control if the directors determine that the change is opposed to, or not in the best interests of, the corporation. The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

The following provisions of our articles of incorporation and bylaws could have the effect of delaying or discouraging another party from acquiring control of us and could encourage persons seeking to acquire control of us to first negotiate with our board of directors:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the ability of our board of directors subject to the rights of the shareholders’ to adopt new bylaws or amend the existing bylaws) to alter our bylaws without obtaining shareholder approval (other than with respect to changing the authorized number of directors); and

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●	the requirement that a special meeting of stockholders may be called only by the president, the board or by one or more shareholders holding not less than 20% of the voting power of the company’s securities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Action Stock Transfer Corp. with its principal address at 2469 East Fort Union Boulevard, Suite 214, Salt Lake City, Utah 84121. Its telephone number is (801) 274-1088. Its fax number is (801) 274-1099. Investors may reach our transfer agent at info@actionstocktransfer.com.

Stock Quotation

Our common stock is currently quoted on OTCQB and under the symbols “GMER”.

Indemnification of Directors and Officers

Under our Articles of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner, he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

PRIVATE PLACEMENT OF SHARES OF COMMON STOCK, WARRANTS AND PRE-FUNDED WARRANTS

On November 11, 2021 (the “Signing Date”), we entered into a securities purchase agreement (the “Purchase Agreement”) with several institutional and accredited investors pursuant to which we sold to the investors in a private placement an aggregate of (i) 15,922,156 shares of common stock (the “Shares”), (ii) pre-funded warrants to purchase up to an aggregate of 4,811,181 shares of common stock (the “Pre-Funded Warrants”) and (iii) warrants to purchase up to an aggregate of 20,733,337 shares of common stock for gross proceeds to the Company of approximately $3,100,000. The combined purchase price for one share of common stock and a warrant to purchase one share of common stock is $0.15 and the purchase price for one pre-funded warrant to purchase one share of common stock is $0.1499. The closing for the sale of the Shares, Pre-Funded Warrants and Warrants occurred on November 16, 2021.

We intend to use the net proceeds primarily to expand and accelerate the development of Microbuddies, as well as for working capital and general corporate purposes.

The Pre-Funded warrants have an exercise price of $0.0001 per share, subject to adjustment and no expiration date. The Pre-Funded Warrants are exercisable immediately (subject to the Beneficial Ownership limitation as set forth in the Prefunded Warrant) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The Warrants are exercisable for a period of five and one-half years from the date of issuance and has an exercise price of $0.20 per share, subject to adjustment as set forth in the Warrant for stock splits, stock dividends, recapitalizations and similar customary adjustments. The investor may exercise the Warrant on a cashless basis if the shares of common stock underlying the Warrant (the “Warrant Shares”) are not then registered pursuant to an effective registration statement.

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The Investors have contractually agreed to restrict their ability to exercise the Warrants such that the number of shares of the Company’s common stock held by the Investors and their respective affiliates after such exercise does not exceed the Beneficial Ownership Limitation set forth in the Warrant which may not exceed 4.99% (or 9.99%, at the election of each Investor) of the Company’s then issued and outstanding shares of common stock.

In connection with the Purchase Agreement, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the investor. Pursuant to the Registration Rights Agreement, we will be required to file a resale registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale of the Shares, the shares issuable upon exercise of the Pre-Funded Warrants and the Warrant Shares, within 15 days of the Signing Date, and to have such Registration Statement declared effective within 60 days after the Signing Date, or 90 days of the Signing Date in the event the Registration Statement is “fully” reviewed by the SEC. We will be obligated to pay certain liquidated damages to the investor if we fail to file the resale registration statement when required, fail to cause the Registration Statement to be declared effective by the SEC when required, or if we fail to maintain the effectiveness of the Registration Statement.

Pursuant to an engagement letter (the “Engagement Letter”), dated as of November 8, 2021, by and between the Company and H.C. Wainwright & Co., LLC (“Wainwright”), the Company engaged Wainwright to act as the Company’s exclusive placement agent in connection with the offering. Pursuant to the engagement agreement, the Company agreed to pay Wainwright a cash fee of 7.5% of the gross proceeds the Company receives under the Purchase Agreement. The Company also agreed to pay Wainwright (i) a management fee equal to 1.0% of the gross proceeds raised in the offering; (ii) $35,000 for non-accountable expenses and (iii) up to $50,000 for fees and expenses of legal counsel and other out-of-pocket expenses. In addition, the Company agreed to issue to Wainwright (or its designees) placement agent warrants (the “Placement Agent Warrants”) to purchase a number of shares equal to 8.0% of the aggregate number of shares of common stock (including shares of common stock issuable pursuant to the Pre-Funded Warrants) sold under the Purchase Agreement, or warrants to purchase up to an aggregate of 1,658,667 shares. The Placement Agent Warrants generally will have the same terms as the Warrants, except they will have an exercise price of $0.1875 per share.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those previously issued to the investors in the November 16, 2021 Private Placement and those issuable to the investor upon exercise of the warrants, pre-funded warrants as well as the Placement Agent Warrants. For additional information regarding the issuances of those shares of common stock, warrants, pre-funded warrants and Placement Agent Warrants see “Private Placement of Shares of Common Stock Warrants and Pre-Funded Warrants” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock, warrants and the pre-funded warrants, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by the selling stockholders. The second column lists the number of shares of common stock beneficially owned each of the by the selling stockholders, based on its ownership of the shares of common stock and warrants, as of November 16, 2021, assuming exercise of the warrants and pre-funded warrants held by the selling stockholders on that date, without regard to any limitations on exercises. As of November 16, 2021 81,792,707 shares of the Company’s common stock were issued and outstanding.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

This prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the investor in the November 16, 2021 Private Placement as described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants and the Placement Agent Warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

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Unless indicated otherwise as set forth in the footnotes below, under the terms of the warrants the investors may not exercise the warrants to the extent such exercise would cause such investor, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised (the “Beneficial Ownership Limitation”).

The Placement Agent Warrants are also subject to a Beneficial Ownership Limitation. The number of shares in the second column does not reflect this limitation. The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.” Each of Noam Rubinstein, Charles Worthman, Michael Vasinkevich and Craig Schwabe are affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer. H.C. Wainwright & Co., LLC and/or any of its affiliates previously served as our exclusive placement agent for the November 16, 2021 Private Placement pursuant to the Engagement Letter and as financial advisor from time to time in the ordinary course of their business, for which they have received customary fees and commissions.

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus		Number of shares of Common Stock Owned After Offering
Armistice Capital Master Fund Ltd. (1)	21,333,336	21,333,336	(2)	-
Iroquois Capital Investment Group LLC (3)	4,333,336	4,333,336	(4)	-
Iroquois Master Fund Ltd. (5)	2,333,336	2,333,336	(6)	-
District 2 Capital Fund LP (7)	3,400,000	3,400,000	(8)	-
Bigger Capital Fund, LP (9)	3,400,000	3,400,000	(10)	-
Sabby Volatility Warrant Master Fund, Ltd. (11)	6,666,666	6,666,666	(12)	-
Michael Vasinkevich(13)	1,063,620	1,063,620	(14)	-
Noam Rubinstein(13)	522,480	522,480	(15)	-
Craig Schwabe(13)	55,980	55,980	(16)	-
Charles Worthman(13)	16,587	16,587	(17)	-

(1) The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The business address for the Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue 7th Floor, New York 10022.

(2) The number of shares includes 1,477,848 shares of common stock issuable upon exercise of the pre-funded warrants and 10,666,668 shares of common stock issuable upon exercise of warrants to purchase common stock, both of which are subject to certain beneficial ownership limitations. The pre-funded warrants issued to Armistice Capital Master Fund are subject to a 9.99% Beneficial Ownership Limitation as set forth in such pre-funded warrant and the warrants issued to Armistice Capital Master Fund are subject to a 4.99% Beneficial Ownership Limitation.

(3) Richard Abbe is the Managing Member of Iroquois Capital Investment Group, LLC and may be deemed to have voting and dispositive power with respect to the shares. The business address for Iroquois Capital Investment is 125 Park Avenue, 25th Floor New York, New York 10017.

(4) The number of shares includes 2,166,668 shares of common stock issuable upon exercise of warrants to purchase common stock, which are subject to certain beneficial ownership limitations.

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(5) Richard Abbe and Kim Page are Managing Members of Iroquois Capital Management LLC, investment advisor to Iroquois Master Fund, Ltd and may be deemed to have voting and dispositive power with respect to the shares. The business address for Iroquois Master is 125 Park Avenue, 25th Floor New York, New York 10017.

(6) The number of shares includes 1,166,668 shares of common stock issuable upon exercise of warrants to purchase common stock, which are subject to certain beneficial ownership limitations.

(7) Michael Bigger, the authorized agent of District 2 Capital Fund LP, has discretionary authority to vote and dispose of the securities held by District 2 Capital Fund LP. Michael Bigger may be deemed to be the beneficial owner of these securities. The business address for District 2 Capital Fund LP is 175 West Carver, Huntington, NY, 11743.

(8) The number of shares includes 1,700,000 shares of common stock issuable upon exercise of warrants to purchase common stock, which are subject to certain beneficial ownership limitations.

(9) Michael Bigger, the authorized agent of Bigger Capital Fund LP, has discretionary authority to vote and dispose of the securities held by Bigger Capital Fund LP. Michael Bigger may be deemed to be the beneficial owner of these securities. The business address for Bigger Capital is 11700 West Charleston Blvd. #170-659, Las Vegas, NV, 89135.

(10) The number of shares includes 1,700,000 shares of common stock issuable upon exercise of warrants to purchase common stock, which are subject to certain beneficial ownership limitations.

(11) Sabby Volatility Warrant Master Fund, Ltd. is managed by Sabby Management, LLC. Sabby Management, LLC, in its capacity as the investment manager of Sabby Volatility Warrant Master Fund, Ltd., has the power to vote and the power to direct the disposition of all securities held by Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz is the Managing Member of Sabby Management, LLC. Each of Sabby Volatility Warrant Master Fund, Ltd., Sabby Management, LLC and Mr. Mintz disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. The principal business address of Sabby Management, LLC is 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458.

(12) The number of shares includes 3,333,333 shares of common stock issuable upon exercise of the pre-funded warrants and 3,333,333 shares of common stock issuable upon exercise of warrants to purchase common stock, both of which are subject to certain beneficial ownership limitations.

(13) Each of Michael Vasinkevich, Noam Rubinstein, Craig Schwabe and Charles Worthman is affiliated with the Placement Agent, a registered broker dealer and has a registered address of C/O H.C. Wainwright & Co. 430 Park Ave, 3rd Floor, New York, NY 10022. The selling stockholder purchased the securities in the ordinary course of business and, at the time of purchase of the securities that are registered for resale, the selling shareholders had no agreements or understanding, directly or indirectly with any person to distribute securities.

(14) Consists of 1,063,620 shares of common stock underlying warrants without giving effect to limitations on beneficial ownership set forth therein.

(15) Consists of 522,480 shares of common stock underlying warrants without giving effect to limitations on beneficial ownership set forth therein.

(16) Consists of 55,980 shares of common stock underlying warrants without giving effect to limitations on beneficial ownership set forth therein.

(17) Consists of 16,587 shares of common stock underlying warrants without giving effect to limitations on beneficial ownership set forth therein.

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PLAN OF DISTRIBUTION

The Selling Stockholders (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. Each Selling Stockholder may use any one or more of the following methods when selling securities: The selling stockholders may offer their shares at fixed or negotiated prices.

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each of the Selling Stockholders have informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Sichenzia Ross Ference LLP, New York, New York. Sichenzia Ross Ference LLP or certain members or employees of Sichenzia Ross Ference LLP have been issued common stock of the Company.

EXPERTS

The financial statements of Good Gaming, Inc. appearing in this prospectus, have been audited by BOYLE CPA, LLC, as set forth in its report thereon, included herein. Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. The SEC maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the registration statement, and such exhibits and schedules. The registration statement may be accessed at the SEC’s web site.

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F-1

Good Gaming, Inc.

Consolidated Balance Sheets

(Expressed in U.S. Dollars)

(Unaudited)

	September 30, 2021	December 31, 2020
ASSETS
Current Assets
Cash and Cash Equivalents	$3,833	$2,305
Prepaid expenses	12,834	8,125
Total Current Assets	16,667	10,430

Digital Assets	323,207	-
Property and Equipment, Net	4,256	5,875
Gaming Software, Net	-	-
TOTAL ASSETS	$344,130	$16,305
LIABILITIES & STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts Payable and Accrued Expenses	$255,602	$164,987
Derivative Liability	16,508,750	1,303,456
Notes Payable	13,440	13,440
Convertible Debentures, current	0	17,240
Notes Payable - ViaOne Services	2,682,337	2,146,468
Total Current Liabilities	19,460,129	3,645,591

Total Liabilities	19,460,129	3,645,591

Stockholders’ Deficit
Series A Preferred Stock Authorized: 2,000,000 Preferred Shares, With a Par Value of $0.001 Per Share Issued and Outstanding: 7,500 Shares	8	8
Series B Preferred Stock Authorized: 249,999 Preferred Shares, With a Par Value of $0.001 Per Share Issued and Outstanding: 18,616 Shares	19	69
Series C Preferred Stock Authorized: 1 Preferred Share, With a Par Value of $0.001 Per Share Issued and Outstanding: 1 Share	1	1
Series D Preferred Stock Authorized: Authorized: 350 Preferred Shares, With a Par Value of $0.001 Per Share Issued and Outstanding: 0 Shares,	-	-
Common Stock Authorized: 200,000,000 Common Shares, With a Par Value of $0.001 Per Share Issued and Outstanding: 81,792,707 Shares	81,792	65,374
Additional Paid-In Capital	4,415,751	4,282,629
Accumulated Deficit	(23,613,570)	(7,977,367)
Total Stockholders’ Deficit	(19,115,999)	(3,629,286)
TOTAL LIABILITIES & STOCKHOLDERS DEFICIT	$344,130	$16,305

The accompanying notes are an integral part of these consolidated financial statements

F-2

Good Gaming, Inc

Consolidated Statement of Operations

(Expressed in U.S Dollars)

(Unaudited)

	For the Three Months Ended September 30,
	2021	2020
Revenues	$269,355	$2,554
Cost of Revenues	10,226	3,213
Gross Profit	259,129	(659)

Operating Expenses
General & Administrative	199,631	13,333
Contract Labor	15,850	4,500

Depreciation and Amortization Expense	540	540
Professional Fees	236,155	85,970
Total Operating Expenses	452,176	104,343
Operating Loss	(193,047)	(105,002)
Other Income (Expense)
Interest Income	-	-
Interest Expense	(22,140)	(7,931)
Loss on disposal of fixed assets	-	-
Gain (Loss) on Change in Fair Value of Derivative Liability	(12,110,000)	199,408
Total Other Income (Loss)	(12,132,140)	191,476

Net Income (Loss)	$(12,325,187)	$86,475

Net Income (Loss) Per Share, Basic and Diluted	$(0.15)	$-

Weighted Average Shares Outstanding	81,792,707	59,409,280

The accompanying notes are an integral part of these consolidated financial statements

F-3

Good Gaming, Inc

Consolidated Statement of Operations

(Expressed in U.S Dollars)

(Unaudited)

	For the Nine Months Ended September 30,
	2021	2020
Revenues	$329,885	$7,880
Cost of Revenues	19,803	9,735
Gross Profit	310,082	(1,855)

Operating Expenses
General & Administrative	236,581	32,080
Contract Labor	40,850	13,500
Depreciation and Amortization Expense	1,619	4,100
Professional Fees	423,937	262,071
Total Operating Expenses	702,987	311,751
Operating Loss	(392,905)	(313,606)
Other Income (Expense)
Interest Income	-	-
Interest Expense	(38,004)	(23,795)
Loss on disposal of fixed assets	-	-
Gain (Loss) on Change in Fair Value of Derivative Liability	(15,205,294)	(214,204)
Total Other Income (Loss)	(15,243,298)	(237,999)

Net Loss	$(15,636,203)	$(551,605)

Net Loss Per Share, Basic and Diluted	$(0.19)	$(0.01)

Weighted Average Shares Outstanding	81,792,707	59,409,280

The accompanying notes are an integral part of these consolidated financial statements

F-4

Good Gaming, Inc

Consolidated Statements of Cash Flows

(Expressed in U.S Dollars)

(Unaudited)

	For the Nine Months Ended September 30,
	2021	2020
Operating Activities

Net Income (Loss)	$(15,636,203)	$(551,605)

Adjustments To Reconcile Net Income (Loss) to Net Cash Used In Operating Activities
Depreciation and amortization	1,619	4,100
Loss on disposal of fixed assets	-	-
Change In Fair Value Of Derivative Liability	15,205,294	214,204
Stock Based Compensation	132,250	-
Changes in operating assets and liabilities
Due from Affiliate	-	-
Prepaid expenses	(4,708)	(7,500)
Accounts Payable and Accrued Liabilities	90,613	23,801

Net Cash Provided By (Used in) Operating Activities	(211,135)	(317,000)

Investing Activities

Purchase of Digital Assets	(323,207)	-
Purchase of Property and Equipment	-	(5,335)

Net Cash Provided By (Used in) Investing Activities	(323,207)	(5,335)

Financing Activities

Due To ViaOne Services	535,870	323,382

Net Cash Provided By (Used In) Financing Activities	535,870	323,382

Change in Cash and Cash Equivalents	1,529	1,047

Cash and Cash Equivalents, Beginning Of Period	2,304	2,022

Cash and Cash Equivalents, End Of Period	$3,833	$3,069

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Non-Cash Investing And Financing Activities
Shares Issued For Acquisition Of Software	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

F-5

Good Gaming, Inc.

Statements of Stockholders’ Equity (Deficit)

(Expressed in U. S. Dollars)

(Unaudited)

	Preferred Stock								Common Stock		Additional
	Series A		Series B		Series C		Series D				Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2020	7,500	$8	68,997	$69	1	$1	-	$-	65,374,031	$65,374	$4,282,629	$(7,977,367)	$(3,629,286)

Conversion of preferred shares B to common shares	-	$-	(18,000)	(18)	-	$-	-	$-	3,600,000	$3,600	$(3,582)		$-
Net income	-	-	-	-	-	-	-	-	-	-	-	$131,167	$131,167

Balance, March 31, 2021	7,500	$8	50,997	$51	1	$1	-	$-	68,974,031	$68,974	$4,279,047	$(7,846,200)	$(3,498,119)

Conversion of preferred shares B to common shares			(29,881)	$(30)					5,976,200	$5,976	$(5,946)		$(0)
Conversion of Convertible Notes	-	-	-	-	-	-	-	-	1,257,476	$1,257	$15,983		$17,240
Net loss												$(3,442,183)	$(3,442,183)
Balance, June 30, 2021	7,500	8	21,116	21	1	1	-	-	76,207,707	76,207	4,289,083	(11,288,383)	(6,923,062)

Conversion of Convertible Notes			(2,500)	$(3)					500,000	$500	$(498)		$-
Stock Based Compensation									5,085,000	$132,067	$183		$132,250
Net loss		-				-		-				(12,325,187)	(12,325,187)

Balance, September 30, 2021	7,500	$8	18,616	$19	1	$1	-	$-	81,792,707	$208,774	$4,288,769	$(23,613,570)	$(19,115,999)

The accompanying notes are an integral part of these financial statements

F-6

Good Gaming, Inc.

Statements of Stockholders’ Equity (Deficit)

(Expressed in U. S. Dollars)

(Unaudited)

	Preferred Stock								Common Stock		Additional
	Series A		Series B		Series C		Series D				Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2019	7,500	$8	68,997	$69	1	$1	-	$-	53,988,755	$53,988	$4,210,995	$(7,011,482)	$(2,746,421)

Net loss	-	-	-	-	-	-	-	-	-	-	-	(84,067)	(84,067)

Balance, March 31, 2020	7,500	$8	68,197	$69	1	$1	-	$-	53,988,755	$53,988	$4,210,995	$(7,095,549)	$(2,830,488)

Net loss	-	-	-	-	-	-	-	-	-	-	-	(554,012)	(554,012)

Balance, June 30, 2020	7,500	$8	68,197	$69	1	$1	-	$-	53,988,755	$53,988	$4,210,995	$(7,649,561)	$(3,384,500)

Conversion of Convertible Notes	-	-	-	-	-	-	-	-	5,420,525	5,421	12,234	-	17,655
Net loss	-	-	-	-	-	-	-	-	-	-	-	86,475	86,475

Balance, September 30, 2020	7,500	$8	68,197	$69	1	$1	-	$-	59,409,280	$59,409	$4,223,229	$(7,563,086)	$(3,280,370)

The accompanying notes are an integral part of these financial statements

F-7

Good Gaming, Inc.

Notes to the Consolidated Financial Statements

(expressed in U.S. dollars)

(Unaudited)

1. Nature of Operations and Continuance of Business

Good Gaming, Inc. (Formerly HDS International Corp.) (the “Company”) was incorporated on November 3, 2008, under the laws of the State of Nevada. The Company is a leading tournament gaming platform and online destination targeting over 250 million e-sports players and participants worldwide that want to compete at the high school or college level. A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace and the Company has not generated any substantial revenue to date. Beginning in 2018, the Company began deriving revenue by providing transaction verification services within the digital currency networks of cryptocurrencies. However, on December 12, 2018, the Company discontinued such transaction verification services by dissolving Crypto Strategies Group, Inc., its wholly-owned subsidiary. In 2021, the Company formulated a new plan to create a new game called “MicroBuddies™” that combines Ethereum ERC721 NFTs (Non-fungible tokens), non-standard ERC20 tokens (GOO™), and strategic gameplay to replicate and create unique and rare NFTs. The game will be played online via the MicroBuddies website and blockchain transactions take place on the Polygon Network. The game is currently in beta and is set to launch in Q4 of 2021.

Going Concerns

These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has recurring operating losses and an accumulated deficit. Prior to 2021, the Company has generated minimal revenues. In the third quarter of 2021, the Company generated $269,355 in revenues relating to its’ “MicroBuddies™” business. Although management’s plans are for growth of revenues from the “MicroBuddies™” business, the current continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from the Company’s future business. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with the U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by the U.S. generally accepted accounting principles for complete consolidated financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the fair values of convertible debentures, derivative liability, stock-based compensation, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Certain reclassifications have been made to prior-year amounts to conform to the current period presentation.

Cash Equivalents

The Company considers all highly liquid instruments with maturities of three months or less at the time of issuance to be cash equivalents. Amounts receivable from credit card processors are also considered cash equivalents because they are both short-term and highly liquid in nature.

Intangible Assets

Intangible assets are carried at the purchased cost less accumulated amortization. Amortization is computed over the estimated useful lives of the respective assets, generally five years.

F-8

Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Derivative Liability

From time to time, the Company may issue equity instruments that may contain an embedded derivative instrument which may result in derivative liability. A derivative liability exists on the date the equity instrument is issued when there is a contingent exercise provision. The derivative liability is recorded at its fair value calculated by using an option pricing model. The fair value of the derivative liability is then calculated on each balance sheet date with the corresponding gains and losses recorded in the statement of operations.

Basic and Diluted Net Loss Per Share

The Company computes net loss per share in accordance with ASC 260, Earnings Per Share, which requires the presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. On September 30, 2021, and December 31, 2020, the Company had 10,000,000 and 10,000,000 potentially dilutive shares from outstanding convertible debentures, respectively.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. Pursuant to ASC 740, the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these consolidated financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. Unrecognized tax positions, if ever recognized in the consolidated financial statements, are recorded in the statement of operations as part of the income tax provision. Our policy is to recognize interest and penalties accrued on uncertain tax positions, if any, as part of the income tax provision. The Company has no liability for uncertain tax positions. Unrecognized tax positions, if ever recognized in the consolidated financial statements, are recorded in the statement of operations as part of the income tax provision. The Company’s policy is to recognize interest and penalties accrued on uncertain tax positions, if any, as part of the income tax provision. The Company has no liability for uncertain tax positions.

F-9

Financial Instruments

ASC 820, “Fair Value Measurements” and ASC 825, Financial Instruments, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument categorized within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Assets and liabilities measured at fair value on a recurring basis were presented on the Company’s consolidated balance sheet as of September 30, 2021, and 2020 as follows:

Description	Fair Value Measurements at September 30, 2021, Using Fair Value Hierarchy
	Total	Level 1	Level 2	Level 3
Derivative liability	$16,508,750	$-	$-	$16,508,750
Total	$16,508,750	$-	$-	$16,508,750

Description	Fair Value Measurements at September 30, 2020, Using Fair Value Hierarchy
	Total	Level 1	Level 2	Level 3
Derivative liability	$991,322	$-	$-	$991,322
Total	$991,322	$-	$-	$991,322

The carrying values of all of our other financial instruments, which include accounts payable and accrued liabilities, and amounts due to related parties approximate their current fair values because of their nature and respective maturity dates or durations.

F-10

Advertising Expenses

Advertising expenses are included in general and administrative expenses in the consolidated Statements of Operations and are expensed as incurred. The Company incurred $158,715 and $1,514 in advertising and promotion expenses in the three months ended September 30, 2021, and 2020, respectively.

Revenue Recognition

Revenue is recognized in accordance with ASC 606. The Company performs the following five steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company applies the five-step model to arrangements that meet the definition of a contract under Topic 606, including when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company evaluates the goods or services promised within each contract-related performance obligation and assesses whether each promised good or service is distinct. The Company recognizes as revenue, the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Revenues primarily include revenues from microtransactions. Microtransaction revenues are derived from the sale of virtual goods to the Company’s players. Proceeds from the sales of virtual goods directly are recognized as revenues when a player uses the virtual goods.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which amends the existing accounting standards for leases. The new standard requires lessees to record a right-of-use (“ROU”) asset and a corresponding lease liability on the balance sheet (with the exception of short-term leases). This new standard is effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within those annual reporting periods, with early adoption permitted. We adopted this new standard effective January 1, 2019. The adoption did not have any effect on the Company as it does not have any leases.

The Company has implemented all other new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the consolidated financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-11

3. Other Assets

Property and Equipment consisted of the following:

	September 30,
	2021	2020
Computers and servers	$20,333	$18,781

Accumulated Depreciation	(16,077)	(12,366)

	$4,256	$6,415

Depreciation expense for the three months ended September 30, 2021, and 2020 was $540 and $4,100, respectively.

4. Digital Assets

In 2021, the Company has been working to create a new game called MicroBuddies™ that will be played online and will use blockchain technology. Digital Asset prices have been volatile in the past and may continue to be so in the future, owing to a variety of risks and uncertainties. Under current accounting rules, digital assets are considered indefinite-lived intangible assets. The Company needs to recognize impairment charges if any decrease in their fair values, whereas the Company may not make any upward revisions for market price increases until a sale. Thus, the carrying value represents the lowest fair value of the digital assets.

As of September 30, 2021, the carrying value of the Company’s digital assets was $323,207, which reflects $0 impairment charges compared to no digital assets during September 30, 2020.

F-12

5. Debt

Convertible Debentures

On April 15, 2015, the Company issued a convertible debenture with the principal amount of $100,000 to HGT Capital, LLC (“HGT”), a non-related party. During the quarter ended June 30, 2015, the Company received the first $50,000 in payment. The remaining $50,000 payment would be made at the request of the borrower. No additional payments have been made as of September 30, 2018. Under the terms of the debentures, the amount was unsecured and was due on October 16, 2016. The note is currently in default and bears interest of 22% per annum. It was convertible into shares of common stock any time after the maturity date at a conversion rate of 50% of the average of the five lowest closing bid prices of the Company’s common stock for the thirty trading days ending one trading day prior to the date the conversion notice was sent by the holder to the Company. On September 21, 2018, the Company entered into a modification agreement with HGT with respect to the convertible promissory note which has a balance of $107,238. Pursuant to such modification agreement, all defaults were waived and it was agreed that such note will convert at a 25% discount to the market rather than the default rate. HGT also agreed to certain sale restrictions which limit the number of shares that they can sell in any month for the next three months. HGT also agreed to dismiss, with prejudice, the lawsuit that it had filed against the Company. On November 29, 2018, HGT converted $6,978 of a convertible note into 1,655,594 shares of the Company’s common stock. On August 17, 2020, HGT converted $5,833 of notes into 2,645,449 shares of the Company’s common stock. On September 9, 2020, HGT converted $11,822 of notes into 2,775,076 shares of the Company’s common stock. On November 11, 2020, HGT converted $25,239 of notes into 2,911,055 shares of the Company’s common stock. On December 18, 2020, HGT converted $40,126 of notes into 3,053,696 shares of the Company’s common stock. On June 25, 2021, HGT converted the remaining note balance of $17,240 into 1,257,476 shares of the Company’s common stock.

On September 30, 2021, the Company and ViaOne Services, LLC entered into a revolving convertible promissory note (the “Revolving Note”). The Company agrees to pay ViaOne the principal sum of $1,000,000 or such a smaller amount as ViaOne may advance to the Company from time to time under the Revolving Note, which is subject to a simple interest rate of 8% per annum and will expire earlier on demand or the third anniversary of the Original Issue Date. The Revolving Note (and any unpaid interest or liquidated damages amount) may be converted into shares of Common Stock at a conversion price of eighty-five percent (85%) of the VWAP for the five (5) trading days immediately prior to the date of the notice of conversion.

On September 30, 2021, the Company entered into a new Employee Services Agreement with ViaOne effective as of September 1, 2021 (the “Effective Date”). For a monthly management fee of $42,000 (the “Monthly Management Fee”), ViaOne shall provide to the Company services related to Company’s human resources, payroll, marketing, advertising, accounting, and financial services for a period of one year beginning on the Effective Date and automatically renewing for successive terms of one year each unless either party provides 90 days’ notice. ViaOne has the right to convert part or all of the Monthly Management Fee into shares of the Company’s common stock, par value $0.001 per share at a Conversion Rate equal to 125% of the Conversion Amount, divided by the Conversion Price. The Conversion Price means, with respect to Management Fee, 85% of the volume weighted average price (“VWAP”) for the 5 trading days immediately prior to the date of the notice of conversion.

F-13

6. Derivative Liabilities

The following inputs and assumptions were used to value the convertible debentures outstanding during the years ended September 30, 2021, and September 30, 2020:

The projected annual volatility for each valuation period was based on the historic volatility of the Company of 245.6% and 269.5% on September 30, 2021, and 2020, respectively. The risk-free rate was .07% and 0.08% on September 30, 2021, and 2020, respectively. The expected life was nine months and the dividend yield was 0% for each year.

A summary of the activity of the derivative liability is shown below:

Balance, September 30, 2019	$659,381
Change in value	331,941
Balance, September 30, 2020	991,322
Change in value	15,517,428
Balance, September 30, 2021	16,508,750

F-14

7. Common Stock

Share Transactions for the Quarter Ended September 30, 2020:

On August 17, 2020, HGT converted $5,833 of a convertible note into 2,645,449 shares of the Company’s common stock.

On September 09, 2020, HGT converted $11,822 of a convertible note into 2,775,076 shares of the Company’s common stock.

Share Transactions for the Quarter Ended September 30, 2021:

On July 21, 2021, William Schultz converted 2,500 shares of Preferred B Stock into 500,000 of the Company’s common stock.

On August 24, 2021, the Company issued 1,000,000 Company’s common shares to David B. Dorwart for accrued compensation.

On August 24, 2021, the Company issued 1,000,000 Company’s common shares to Eric Brown for accrued compensation.

On August 24, 2021, the Company issued 500,000 Company’s common shares to Jordan Axt for accrued compensation.

On August 24, 2021, the Company issued 500,000 Company’s common shares to Domenic Edward Fontana for accrued compensation.

On August 24, 2021, the Company issued 500,000 Company’s common shares to John D Hilzendager for accrued compensation.

On August 24, 2021, the Company issued 300,000 Company’s common shares to Alexandra M Dorwart for accrued compensation.

On August 24, 2021, the Company issued 200,000 Company’s common shares to Marjorie Greenhalgh for accrued compensation.

On August 24, 2021, the Company issued 150,000 Company’s common shares to Frances Lynn Martin for accrued compensation.

On August 24, 2021, the Company issued 50,000 Company’s common shares to Kaitlyn Kazanjian as stock based compensation.

On August 24, 2021, the Company issued 50,000 Company’s common shares to Elizabeth Van Fossen as stock based compensation.

On August 24, 2021, the Company issued 400,000 Company’s common shares to Douglas Wathen as stock based compensation.

On August 24, 2021, the Company issued 100,000 Company’s common shares to Tim Bergman as stock based compensation.

On August 24, 2021, the Company issued 25,000 Company’s common shares to Samuel Joseph Schwieters as stock based compensation.

On August 24, 2021, the Company issued 50,000 Company’s common shares to Robert Welch as stock based compensation.

On August 24, 2021, the Company issued 10,000 Company’s common shares to Nuno Neto as stock based compensation.

On August 24, 2021, the Company issued 10,000 Company’s common shares to Maria Iriarte Uriarte as stock based compensation.

On August 24, 2021, the Company issued 100,000 Company’s common shares to Infinity Global Consulting Group, Inc. as stock based compensation.

On September 03, 2021, the Company issued 8,000 Company’s common shares to Netleon Technologies Private Limited as stock based compensation.

On September 03, 2021, the Company issued 105,000 Company’s common shares to Whole Plant Systems, LLC as stock based compensation.

On September 03, 2021, the Company issued 10,000 Company’s common shares to J Ramsdell Consulting as stock based compensation.

F-15

8. Preferred Stock

Our Articles of Incorporation authorize us to issue up to 2,250,350 shares of preferred stock, $0.001 par value. Of the 2,250,000 authorized shares of preferred stock, the total number of shares of Series A Preferred Stock the Corporation shall have the authority to issue is 2,000,000, with a stated par value of $0.001 per share, the total number of shares of Series B Preferred Stock the Corporation shall have the authority to issue is 249,999, with a stated par value of $0.001 per share, the total number of shares of Series C Preferred Stock the Corporation shall have the authority to issue is 1, with a stated par value of $0.001 per share, and the total number of shares of Series D Preferred Stock the Corporation shall have the authority to issue is 350, with a stated par value of $0.001 per share. Our Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. We believe that the Board of Directors’ power to set the terms of, and our ability to issue preferred stock, will provide flexibility in connection with possible financing or acquisition transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding preferred stock could also have the effect of delaying, deterring, or preventing a change in control of our company.

As of September 30, 2021, we had 7,500 shares of our Series A preferred stock, 18,616 shares of Series B preferred stock, 1 share of Series C Preferred Stock, and 0 shares of Series D Preferred Stock issued and outstanding.

The 7,500 issued and outstanding shares of Series A Preferred Stock are convertible into shares of common stock at a rate of 20 common shares for each Series A Preferred Share. The 18,616 issued and outstanding shares of Series B Preferred Stock are convertible into shares of common stock at a rate of 200 common shares for each Series B Preferred Share. If all of our Series A Preferred Stock and Series B Preferred Stock are converted into shares of common stock, the number of issued and outstanding shares of our common stock will increase by 3,873,201 shares.

The 1 issued and outstanding shares of Series C Preferred Stock have voting rights equivalent to 51% of all shares entitled to vote and are held by ViaOne Services LLC, a Company controlled by our CEO.

The 0 issued and outstanding shares of Series D Preferred Stock were convertible into shares of common stock at the lower of the Fixed Conversion Price ($.06 per share) or at the VWAP which shall be defined as the average of the five (5) lowest closing prices during the 20 days prior to conversion.

The holders of Series A, Series B, Series C, and Series D have a liquidation preference to the common shareholders.

9. Warrant

In connection with the $100,000 convertible debenture issued to HGT Capital, LLC (“HGT”), the Company issued HGT a warrant to purchase 100,000 shares of the Company’s common stock at $1.00 per share. This warrant was not exercised and expired on April 15, 2020.

On September 30, 2021, the Company and ViaOne entered into a revolving convertible promissory note (the “Revolving Note”). The Company agrees to pay ViaOne the principal sum of $1,000,000 or such a smaller amount as ViaOne may advance to the Company from time to time under the Revolving Note, which is subject to a simple interest rate of 8% per annum and will expire earlier on demand or the third anniversary of the Original Issue Date. The Company granted ViaOne warrants to purchase the 1,000,000 shares of Common Stocks at an exercise price of $0.42, a premium of 20% to the closing bid price of the Common Stock the trading day prior to the execution of the Revolving Note. Payment of all obligations under the Revolving Note is secured by a security interest granted to ViaOne by the Company in all of the right, title and interest of the Company in all of the assets of the Company currently owned or acquired hereafter.

F-16

10. Related Party Transactions

On or around April 7, 2016, Silver Linings Management, LLC funded the Company $13,440 in the form of convertible debentures secured by certain high-powered gaming machines purchased from XIDAX. Such note bore interest at a rate of 10% per annum, payable in cash or kind at the option of the Company, matured on April 1, 2018, and was convertible into Series B Preferred shares at the option of the holder at any time.

On November 30, 2016, ViaOne purchased a Secured Promissory Note equal to a maximum initial principal amount of $150,000 issued by the Company to ViaOne. As additional advances were made by ViaOne to the Company, the principal amount of the Note was increased to $225,000 and $363,000 by amendments dated January 31, 2017, and March 1, 2017, respectively.

On May 5, 2017, ViaOne delivered a default notice to the Company pursuant to Section 6 of the Note Purchase Agreement but has subsequently extended the due date and has increased the funding up to One Million ($1,000,000) dollars. After giving the Company a fifteen (15) day notice period to cure the default under the Stock Pledge Agreement, dated November 30, 2016, entered by and among the Company, CMG, and ViaOne (“Pledge Agreement”), ViaOne took possession of the Series C Stock, which was subject of the Pledge Agreement.

The Secured Promissory Note as amended increased from time to time due to additional advances provided to the Company by ViaOne.

On September 1, 2017, the Company executed an amended Employee Services Agreement with ViaOne which stipulated that ViaOne would continue providing to the Company services relating to the Company’s human resources, marketing, advertising, accounting, and financing for a monthly management fee of $25,000. This agreement was amended on January 1, 2018. The accrued monthly management fees, $100,000 at December 31, 2017, are convertible by ViaOne into the Company’s common stock at a rate of 125% of the accrued fees at a conversion price of (i) $0.05 per share; or (ii) the volume-weighted adjusted price (“VWAP”) of the common stock on the 14th day of each month if the 14th of that month is a trading day. In the event the 14th day of a month falls on a Saturday, Sunday, or a trading holiday, the VWAP of the Common Stock will be valued on the last trading day before the 14th day of the month. The agreement was terminated on August 31, 2021.

On September 27, 2018, the Company and ViaOne entered into a Line of Credit Agreement (the “LOC Agreement”), pursuant to which the Company issued a secured promissory note with the initial principal amount of $25,000 to ViaOne in exchange for a loan of $25,000 (the “Initial Loan Amount”). In accordance with this Agreement, the Company may request ViaOne to provide loans of up to $250,000, including the Initial Loan Amount, and ViaOne has the right to decide whether it will honor such request. The Initial Loan Amount became due on September 30, 2019 (the “Maturity Date”) and bore an interest rate of 8.0% per annum. The unpaid principal and interest of the Promissory Note after the Maturity Date accrued interest at a rate of 18.0% per annum. The principal amount of the Promissory Note may increase from time to time up to $250,000 in accordance with the terms and conditions of the Agreement. In connection with the Agreement and Promissory Note, the Company and ViaOne executed a security agreement dated September 27, 2018, whereby the Company granted ViaOne a security interest in all of its assets, including without limitation, cash, inventory, account receivables, real property, and intellectual properties, to secure the repayment of the loans made pursuant to the LOC Agreement and Promissory Note.

On September 30, 2021, the Company entered into a new Employee Services Agreement with ViaOne effective as of September 1, 2021 (the “Effective Date”). For a monthly management fee of $42,000 (the “Monthly Management Fee”), ViaOne shall provide to the Company services related to Company’s human resources, payroll, marketing, advertising, accounting, and financial services for a period of one year beginning on the Effective Date and automatically renewing for successive terms of one year each unless either party provides 90 days’ notice. ViaOne has the right to convert part or all of the Monthly Management Fee into shares of the Company’s common stock, par value $0.001 per share at a Conversion Rate equal to 125% of the Conversion Amount, divided by the Conversion Price. The Conversion Price means, with respect to Management Fee, 85% of the volume weighted average price (“VWAP”) for the 5 trading days immediately prior to the date of the notice of conversion.

On September 30, 2021, the Company and ViaOne entered into a revolving convertible promissory note (the “Revolving Note”). The Company agrees to pay ViaOne the principal sum of $1,000,000 or such a smaller amount as ViaOne may advance to the Company from time to time under the Revolving Note, which is subject to a simple interest rate of 8% per annum and will expire earlier on demand or the third anniversary of the Original Issue Date. The Company granted ViaOne warrants to purchase the 1,000,000 shares of Common Stocks at an exercise price of $0.42, a premium of 20% to the closing bid price of the Common Stock the trading day prior to the execution of the Revolving Note. Payment of all obligations under the Revolving Note is secured by a security interest granted to ViaOne by the Company in all of the right, title and interest of the Company in all of the assets of the Company currently owned or acquired hereafter. The Revolving Note (and any unpaid interest or liquidated damages amount) may be converted into shares of Common Stock at a conversion price of eighty-five percent (85%) of the VWAP for the five (5) trading days immediately prior to the date of the notice of conversion. The Revolving Note contains customary events of default, including, among others, the failure by the Company to make a payment of principal or interest when due. Following an event of default, ViaOne is entitled to accelerate the entire indebtedness under the Revolving Note. The restrictions are also subject to certain additional qualifications and carve outs, as set forth in the Revolving Note.

As of September 30, 2021, the total amount the Company owed to ViaOne Services was $2,682,337.

The Company’s Chairman and Chief Executive Officer is the Chairman of ViaOne.

F-17

11. Income Taxes

The Company has a net operating loss carried forward of $12,789,652 available to offset taxable income in future years until the end of the fiscal year of 2030.

The significant components of deferred income tax assets and liabilities on September 30, 2021, and 2020 are as follows:

	2021	2020
Net Operating Loss Carryforward	$2,685,827	$799,762

Valuation allowance	(2,685,827)	$(799,762)

Net Deferred Tax Asset	$-	$-

The income tax benefit has been computed by applying the weighted average income tax rates of the United States (federal and state rates) of 21% to a net loss before income taxes calculated for each jurisdiction. The tax effects of significant temporary differences, which comprise future tax assets and liabilities, are as follows:

	2021	2020
Income tax recovery at the statutory rate	$(1,103,684)	$(115,837)

Valuation allowance change	1,103,684	$115,837

Provision for income taxes	$-	$-

11. Commitments and Contingencies

None.

12. Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements are available to be issued. Any material events that occur between the balance sheet date and the date that the financial statements were available for issuance are disclosed as subsequent events, while the financial statements are adjusted to reflect any conditions that existed at the balance sheet date. Based upon this review, except as disclosed within the footnotes or as discussed below, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

On November 12, 2021 Good Gaming, Inc. (OTCQB: GMER) announced that it has entered into a securities purchase agreement with several institutional and accredited investors for the purchase of 20,733,337 shares of its common stock (or common stock equivalents in lieu thereof) and warrants to purchase up to an aggregate of 20,733,337 shares of common stock, in a private placement. The combined purchase price for one share of common stock (or common stock equivalent) and a warrant to purchase one share of common stock is $0.15. The warrants have an exercise price of $0.20 per share, will be immediately exercisable and will expire five and one-half years from the issuance date. The gross proceeds from the private placement offering are expected to be approximately $3.1 million. The Company intends to use the net proceeds to expand and promote Microbuddies as well as for working capital and general corporate purposes. The offering is expected to close on or about November 16, 2021, subject to the satisfaction of customary closing conditions.

F-18

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Good Gaming, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Good Gaming, Inc. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

As discussed in Note 1 to the financial statements, the Company’s continuing operating losses, working capital deficiency and accumulated deficit raise substantial doubt about its ability to continue as a going concern for a period of one year from the issuance of the financial statements. Management’s plans are also described in Note 1. The financial statements do not include adjustments that might result from the outcome of this uncertainty.

Basis of Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to fraud or error. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing and opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

361 Hopedale Drive SE	P (732) 822-4427
Bayville, NJ 08721	F (732) 510-0665

F-20

Accounting for Embedded Derivative Liabilities Related to Convertible Debentures

As described in Notes 4 and 5 to the financial statements, the Company had convertible debentures that required accounting considerations and significant estimates.

The Company determined that variable conversion features issued in connection with certain convertible debentures required derivative liability classification. These variable conversion features were initially measured at fair value and subsequently have been remeasured to fair value at each reporting period. The Company determined the fair value of the embedded derivatives using the Black-Scholes-Merton option pricing model. The value of the embedded derivative liabilities related to the convertible debentures was $1,303,456 at December 31, 2020.

We identified the accounting considerations and related valuations, including the related fair value determinations of the embedded derivative liabilities of such as a critical audit matter. The principal considerations for our determination were: (1) the accounting consideration in determining the nature of the various features (2) the evaluation of the potential derivatives and potential bifurcation in the instruments, and (3) considerations related to the determination of the fair value of the various debt and equity instruments and the conversion features that include valuation models and assumptions utilized by management. Auditing these elements is especially challenging and requires auditor judgement due to the nature and extent of audit effort required to address these matters, including the extent of specialized skill or knowledge needed.

Our audit procedures related to management’s conclusion on the evaluation and related valuation of embedded derivatives, included the following, among others: (1) evaluating the relevant terms and conditions of the various financings, (2) assessing the appropriateness of conclusions reached by the Company with respect to the accounting for the convertible debt, and the assessment and accounting for potential derivatives and (3) independently recomputing the valuations determined by Management.

/s/ Boyle CPA, LLC

We have served as the Company’s auditor since 2016

Bayville, NJ

April 15, 2021

F-21

Good Gaming, Inc.

Balance Sheets

(Expressed in U.S. Dollars)

	December 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash and Cash Equivalents	$2,305	$2,022
Prepaid expenses- related party	8,125	8,750

Total Current Assets	10,430	10,772

Furniture and Equipment, Net	5,875	5,180
Gaming Software, Net	-	-
TOTAL ASSETS	$16,305	$15,952
LIABILITIES & STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts Payable and Accrued Expenses	$164,987	$133,260
Derivative Liability	1,303,456	777,118
Notes Payable- related party	13,440	13,440
Convertible Debentures, current	17,240	100,260
Notes Payable - ViaOne Services	2,146,468	1,738,295
Total Current Liabilities	3,645,591	2,762,373

Total Liabilities	3,645,591	2,762,373

Stockholders’ Deficit
Series A Preferred Stock
Authorized: 2,000,000 Preferred Shares, With a Par Value of $0.001 Per Share Issued and Outstanding: 7,500 Shares	8	8

Series B Preferred Stock
Authorized: 249,999 Preferred Shares, With a Par Value of $0.001 Per Share Issued and Outstanding: 68,997 Shares	69	69

Series C Preferred Stock
Authorized: 1 Preferred Shares, With a Par Value of $0.001 Per Share Issued and Outstanding: 1 Shares	1	1

Series D Preferred Stock
Authorized: Authorized: 350 Preferred Shares, With a Par Value of $0.001 Per Share Issued and Outstanding: 0 Shares	-	-

Common Stock
Authorized: 200,000,000 Common Shares, With a Par Value of $0.001 Per Share Issued and Outstanding: 67,374,031 at December 31, 2020 and 34,625,914 Shares at December 31, 2019	65,374	53,988

Additional Paid-In Capital	4,282,629	4,210,995
Accumulated Deficit	(7,977,367)	(7,011,482)
Total Stockholders’ Deficit	(3,629,286)	(2,746,421)
TOTAL LIABILITIES & DEFICIT	$16,305	$15,952

The accompanying notes are an integral part of these financial statements

F-22

Good Gaming, Inc.

Statement of Operations

(Expressed in U.S Dollars)

	For the Years Ended December 31,
	2020	2019
Revenues	$26,215	$49,519
Cost of Revenues	16,332	23,020
Gross Profit	9,883	26,499

Operating Expenses
General & Administrative	43,497	54,966
Contract Labor	18,150	36,328
Payroll Expense	-	-
Depreciation and Amortization Expense	4,640	455,416
Professional Fees	351,417	358,732
Total Operating Expenses	417,704	905,442
Operating Loss	(407,821)	(878,943)
Other Income (Expense)
Loss on Stock Conversion	$-	-
Gain in Debt Settlement	-	-
Loss on disposal of Fixed Assets	-	(17,779)
Interest Income	-	-
Interest Expense	(31,726)	(31,726)
Gain (Loss) on Change in Fair Value of Derivative Liability	(526,338)	(202,321)
Total Other Income (Loss)	(558,064)	(251,826)
Net Loss Before Discontinued Operations	(965,885)	(1,130,769)
Discontinued Operations	-	-
Net Loss	$(965,885)	$(1,130,769)

Net Loss Per Share, Basic and Diluted	$(0.02)	$(0.02)

Weighted Average Shares Outstanding	59,409,280	53,921,421

The accompanying notes are an integral part of these financial statements

F-23

Good Gaming, Inc.

Statements of Cash Flows

(Expressed in U.S Dollars)

	For the Years Ended December 31,
	2020		2019
Operating Activities

Net Loss From Continuing Operations	$(965,885)		$(1,130,769)

Adjustments To Reconcile Net Loss to
Net Cash Used In Operating Activities- Continuing Operations
Depreciation and Amortization	4,640		455,416
Gain on Debt Settlement	-		-
Change In Fair Value Of Derivative Liability	526,338		202,321
Loss on Disposal of Fixed Assets	-		17,779
Changes in operating assets and liabilities	-		-
Due from Affiliate		-	-
Prepaid Expenses	625		1,250
Accounts Payable and Accrued Liabilities	31,726		21,287

Net Cash Provided By (Used in) Operating Activities	(402,556)		(432,716)

Investing Activities

Proceeds from sale of Property and Equipment	-		2,500
Purchase Of Equipment	(5,335)		(2,022)

Net Cash Provided By (Used in) Investing Activities	(5335)		478

Financing Activities

Proceeds From Sale Of Preferred Stock Series D	-		-
Repayments of Preferred Stock Series D	-		-
Due To ViaOne Services	408,174		421,811

Net Cash Provided By (Used In) Financing Activities	408,174		421,811

Change in Cash and Cash Equivalents	282		(10,427)

Cash and Cash Equivalents, Beginning Of Year	2,022		12,449

Cash and Cash Equivalents, End Of Year	$2,304		$2,022

Supplemental disclosure of cash flow information:
Cash paid for interest	$-		$-
Cash paid for taxes	$-		$-

Non-Cash Investing And Financing Activities
Common Shares Issued for Conversion Of Debt	$83,020		$-
Conversion of Loan to ViaOneDebt Discount Due To Beneficial Conversion Feature	$-		$-
Shares Issued For Acquisition Of Software	$-		$-

The accompanying notes are an integral part of these financial statements

F-24

Good Gaming, Inc.

Statements of Stockholders’ Deficit

(Expressed in U. S. Dollars)

	Preferred Stock								Common Stock		Additional
	Class A		Class B		Class C		Class D				Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2018	7,500	$8	69,197	$69	1	$1	6	$1	49,717,922	$49,718	$4,215,264	$(5,880,713)	$(1,615,652)
Conversion of preferred shares B to common shares			(200)						3,750,000	$3,750	$(3,750)	$-	$-
Conversion of preferred shares D to Common Shares							(6)	$(1)	520,833	$520	$(519)	$-	$-
Net loss for the year	-	-	-	-	-	-	-	-	-	-	-	(1,130,769)	(1,130,769)

Balance, December 31, 2019	7,500	8	68,997	69	1	1	-	-	53,988,755	53,988	4,210,995	(7,011,482)	(2,746,421)
Conversion of Convertible Notes									11,385,276	$11,386	$71,634	$-	$83,020
Net loss	-	-	-	-	-	-	-	-	-	-	-	(965,885)	(965,885)

Balance, December 31, 2020	7,500	$8	68,997	$69	1	$1	-	$-	65,374,031	$65,374	$4,282,629	$(7,977,367)	$(3,629,286)

The accompanying notes are an integral part of these financial statements

F-25

Good Gaming, Inc.

Notes to the Financial Statements

(expressed in U.S. dollars)

1. Nature of Operations and Continuance of Business

Good Gaming, Inc. (Formerly HDS International Corp.) (the “Company”) was incorporated on November 3, 2008 under the laws of the State of Nevada. The Company is a leading tournament gaming platform and online destination targeting over 250 million e-sports players and participants worldwide that want to compete at the high school or college level. A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace and the Company has not generated any substantial revenue to date. Beginning in 2018, the Company began deriving revenue by providing transaction verification services within the digital currency networks of cryptocurrencies. However, on December 12, 2018, the Company discontinued such transaction verification services by dissolving Crypto Strategies Group, Inc., its wholly-owned subsidiary.

Going Concern

These financial statements have been prepared on a going concern basis, which implies that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has generated minimal revenues to date and has never paid any dividends and is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. As of December 31, 2020, the Company had a working capital deficiency of $3,635,161 and an accumulated deficit of $7,977,367. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability to raise equity or debt financing, and the attainment of profitable operations from the Company’s future business. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the fair values of convertible debentures, derivative liability, stock-based compensation, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Certain reclassifications have been made to prior-year amounts to conform to the current period presentation.

Cash Equivalents

The Company considers all highly liquid instruments with maturities of three months or less at the time of issuance to be cash equivalents. Amounts receivable from credit card processors are also considered cash equivalents because they are both short-term and highly liquid in nature.

F-26

Intangible Assets

Intangible assets are carried at the purchased cost less accumulated amortization. Amortization is computed over the estimated useful lives of the respective assets, generally five years.

Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets and certain identifiable intangible assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Beneficial Conversion Features

From time to time, the Company may issue convertible notes that may contain an embedded beneficial conversion feature. A beneficial conversion feature exists on the date a convertible note is issued when the fair value of the underlying common stock to which the note is convertible into is in excess of the remaining unallocated proceeds of the note after first considering the allocation of a portion of the note proceeds to the fair value of the warrants, if related warrants have been granted. The intrinsic value of the beneficial conversion feature is recorded as a debt discount with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Derivative Liability

From time to time, the Company may issue equity instruments that may contain an embedded derivative instrument which may result in a derivative liability. A derivative liability exists on the date the equity instrument is issued when there is a contingent exercise provision. The derivative liability is recorded at its fair value calculated by using an option pricing model. The fair value of the derivative liability is then calculated on each balance sheet date with the corresponding gains and losses recorded in the statement of operations.

Basic and Diluted Net Loss Per Share

The Company computes net loss per share in accordance with ASC 260, Earnings Per Share, which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. On December 31, 2020 and December 31, 2019, the Company had 10,000,000 and 10,000,000 potentially dilutive shares from outstanding convertible debentures, respectively.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. Pursuant to ASC 740, the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these consolidated financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. Unrecognized tax positions, if ever recognized in the consolidated financial statements, are recorded in the statement of operations as part of the income tax provision. Our policy is to recognize interest and penalties accrued on uncertain tax positions, if any, as part of the income tax provision. The Company has no liability for uncertain tax positions. Unrecognized tax positions, if ever recognized in the consolidated financial statements, are recorded in the statement of operations as part of the income tax provision. The Company’s policy is to recognize interest and penalties accrued on uncertain tax positions, if any, as part of the income tax provision. The Company has no liability for uncertain tax positions.

F-27

On March 22, 2017, tax reform legislation known as the Tax Cuts and Jobs Act (the “U.S. Tax Reform Act”) was enacted in the United States. The U.S. Tax Reform Act, among other things, reduced the U.S. corporate income tax rate from 35% to 21% beginning in 2018. On March 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance on how to account for the effects of the U.S. Tax Reform Act under ASC 740.

Financial Instruments

ASC 820, “Fair Value Measurements” and ASC 825, Financial Instruments, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument categorized within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Assets and liabilities measured at fair value on a recurring basis were presented on the Company’s balance sheet as at December 31, 2020 and 2019 as follows:

Description	Fair Value Measurements at December 31, 2020 Using Fair Value Hierarchy
	Total	Level 1	Level 2	Level 3
Derivative liability	$1,303,456	$-	$-	$1,303,456
Total	$1,303,456	$-	$-	$1,303,456

F-28

Description	Fair Value Measurements at December 31, 2019 Using Fair Value Hierarchy
	Total	Level 1	Level 2	Level 3
Derivative liability	$777,118	$-	$-	$777,118
Total	$777,118	$-	$-	$777,118

The carrying values of all of our other financial instruments, which include accounts payable and accrued liabilities, and amounts due to related parties approximate their current fair values because of their nature and respective maturity dates or durations.

Advertising Expenses

Advertising expenses are included in general and administrative expenses in the Statements of Operations and are expensed as incurred. The Company incurred $3,447 and $14,080 in advertising and promotion expenses in the years ended December 31, 2020 and 2019, respectively.

Revenue Recognition

Revenue is recognized in accordance with ASC 606. The Company performs the following five steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company applies the five-step model to arrangements that meet the definition of a contract under Topic 606, including when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, the Company evaluates the goods or services promised within each contract related performance obligation and assesses whether each promised good or service is distinct. The Company recognizes as revenue, the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.. Revenues primarily include revenues from microtransactions. Microtransaction revenues are derived from the sale of virtual goods to the Company’s players. Proceeds from the sales of virtual goods directly are recognized as revenues when a player uses the virtual goods.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which amends the existing accounting standards for leases. The new standard requires lessees to record a right-of-use (“ROU”) asset and a corresponding lease liability on the balance sheet (with the exception of short-term leases). This new standard is effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within those annual reporting periods, with early adoption permitted. We adopted this new standard effective January 1, 2019. Adoption did not have any effect on the Company as it does not have any leases.

The Company has implemented all other new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the consolidated financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

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3. Other Assets

Furniture and fixtures consisted of the following:

	December 31,
	2020	2019
Computers	$20,333	$14,998
Accumulated Depreciation	(14,458)	(9,818)
	$5,875	$5,180

Depreciation expense for the years ended December 31, 2020 and 2019 was $4,640 and $5,416, respectively.

On February 17, 2016, the Company acquired Good Gaming’s assets including intellectual property, trademarks, software code, equipment and other from CMG Holdings Group, Inc. The Company valued the software purchased at $1,200,000. The software has a useful life of 5 years. During the 4th Quarter of 2018, the Company assessed the useful life of the software and determined that the remaining useful life was 1.25 years. As such, the Company prospectively is amortizing the Software through December 31, 2019. Amortization for the years ended December 31, 2020 and 2019 was $0 and $450,000, respectively. The software consisted of the following:

	December 31,
	2020	2019
Software	$1,200,000	$1,200,000
Accumulated Amortization	(1,200,000)	(1,200,000)
	$-	$-

4. Debt

Convertible Debentures

On April 15, 2015, the Company issued a convertible debenture with the principal amount of $100,000 to HGT Capital, LLC (“HGT”), a non-related party. During the quarter ended June 30, 2015, the Company received the first $50,000 in payment. The remaining $50,000 payment would be made at the request of the borrower. No additional payments have been made as of September 30, 2018. Under the terms of the debentures, the amount was unsecured and was due on October 16, 2016. The note is currently in default and bears an interest of 22% per annum. It was convertible into shares of common stock any time after the maturity date at a conversion rate of 50% of the average of the five lowest closing bid prices of the Company’s common stock for the thirty trading days ending one trading day prior to the date the conversion notice was sent by the holder to the Company. On September 21, 2018, the Company entered into a modification agreement with HGT with respect to the convertible promissory note which has a balance of $107,238. Pursuant to such modification agreement, all defaults were waived and it was agreed that such note will convert at a 25% discount to the market rather than the default rate. HGT also agreed to certain sale restrictions which limit the amount of shares that they can sell in any month for the next three months. HGT also agreed to dismiss, with prejudice, the lawsuit that it had filed against the Company. On November 29, 2018, HGT converted $6,978 of a convertible note into 1,655,594 shares of the Company’s common stock. On August 17, 2020, HGT converted $5,833 of notes into 2,645,449 shares of the Company’s common stock. On September 9, 2020, HGT converted $11,822 of notes into 2,775,076 shares of the Company’s common stock. On November 11, 2020, HGT converted $25,239 of notes into 2,911,055 shares of the Company’s common stock. On December 18, 2020, HGT converted $40,126 of notes into 3,053,696 shares of the Company’s common stock. As of December 31, 2020, the remaining note balance was $17,240.

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The Company entered into a line of credit agreement (“Line Of Credit”) with ViaOne on September 27, 2018 (the “Effective Date”). This Line of Credit dated as of, was entered into by and between the Company and ViaOne. The Company had an immediate need for additional capital and asked ViaOne to make a new loan(s) in an initial amount of $25,000 on the Effective Date (the “New Loan”). The Company may need additional capital and ViaOne has agreed pursuant to this Line of Credit to provide for additional advances, although ViaOne shall have no obligation to make any additional loans. Any further New Loans shall be memorialized in a promissory note with substantially the same terms as the New Loan and shall be secured by all of the assets of the Company. On or before the Effective Date, the Company may request in writing to ViaOne that it loan the Company additional sums of up to $250,000 and within five days of such request(s), ViaOne shall have the right, but not an obligation, to make additional loans to the Company and the Company shall in turn immediately issue a note in the amount of such loan. In consideration for making the New Loan, the Company entered into a security agreement whereby ViaOne received a senior security interest in all of the assets of the Company.

5. Derivative Liabilities

The following inputs and assumptions were used to value the convertible debentures outstanding during the years ended December 31, 2020 and December 31, 2019:

The projected annual volatility for each valuation period was based on the historic volatility of the Company of 268.8% and 194% at December 31, 2020 and 2019, respectively. The risk free rate was 0.08% and 1.48% at December 31, 2020 and 2019, respectively. The expected life was one year and the dividend yield was 0% for each year.

A summary of the activity of the derivative liability is shown below:

Balance, December 31, 2018	$574,797
Change in value	202,321
Balance, December 31, 2019	777,118
Change in value	526,338
Balance, December 31, 2020	$1,303,456

6. Common Stock

Equity Transactions for the Year Ended December 31, 2019:

On January 2, 2019, Lincoln Acquisition converted 200 shares of Preferred B Stock into 3,750,000 of the Company’s common stock

On January 10, 2019, RedDiamond converted 6 shares of Series D Preferred Stock into 520,833 of the Company’s common stock.

Equity Transactions for the Year Ended December 31, 2020:

On August 17, 2020, HGT converted $5,833 of a convertible note into 2,645,449 shares of the Company’s common stock.

On September 09, 2020, HGT converted $11,822 of a convertible note into 2,775,076 shares of the Company’s common stock.

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On November 11, 2020, HGT converted $25,239 of a convertible note into 2,911,055 shares of the Company’s common stock.

On December 18, 2020, HGT converted $40,126 of a convertible note into 3,053,696 shares of the Company’s common stock.

7. Preferred Stock

Our Articles of Incorporation authorize us to issue up to 2,250,350 shares of preferred stock, $0.001 par value. Of the 2,250,000 authorized shares of preferred stock, the total number of shares of Series A Preferred Shares the Corporation shall have the authority to issue is Two Hundred Forty Nine thousand Nine Hundred Ninety Nine (249,999), with a stated par value of $0.001 per share, the total number of shares of Series B Preferred Shares the Corporation shall have the authority to issue is Two Million (2,000,000), with a stated par value of $0.001 per share and the total number of shares of Series C Preferred Shares the Corporation shall have the authority to issue is One (1), with a stated par value of $0.001 per share. Our Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. We believe that the Board of Directors’ power to set the terms of, and our ability to issue preferred stock, will provide flexibility in connection with possible financing or acquisition transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding preferred stock could also have the effect of delaying, deterring or preventing a change in control of our company.

As of December 31, 2020, we had 7,500 shares of our Series A preferred stock, 68,997 shares of Series B preferred stock, 1 share of Series C Preferred Stock, and 0 shares of Series D Preferred Stock issued and outstanding.

The 7,500 issued and outstanding shares of Series A Preferred Stock are convertible into shares of common stock at a rate of 20 common shares for each Series A Preferred Share. The 68,997 issued and outstanding shares of Series B Preferred Stock are convertible into shares of common stock at a rate of 200 common shares for each Series B Preferred Share. If all of our Series A Preferred Stock and Series B Preferred Stock are converted into shares of common stock, the number of issued and outstanding shares of our common stock will increase by 13,949,400 shares.

The 1 issued and outstanding shares of Series C Preferred Stock has voting rights equivalent to 51% of all shares entitled to vote and is held by ViaOne Services LLC, a Company controlled by our CEO.

The Series D Preferred Stock can be convertible into shares of common stock at the lower of the Fixed Conversion Price ($.06 per share) or at the VWAP which shall be defined as the average of the five (5) lowest closing prices during the 20 days prior to conversion. We did not have any share of Series D preferred stock issued and outstanding as of December 30, 2020.

The Series A, Series B, Series C and Series D have a liquidation preference to the common shareholders.

8. Warrant

In connection with the $100,000 convertible debenture issued to HGT Capital, LLC (“HGT”), the Company issued HGT a warrant to purchase 100,000 shares of the Company’s common stock at $1.00 per share. This warrant was not exercised and expired on April 15, 2020.

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9. Related Party Transactions

On or around April 7, 2016, Silver Linings Management, LLC funded the Company $13,440 in the form of convertible debentures secured by certain high-powered gaming machines purchased from XIDAX. Such note bore interest at a rate of 10% per annum, payable in cash or kind at the option of the Company, matured on April 1, 2018, and was convertible into Series B Preferred shares at the option of the holder at any time. On January 08, 2019, Silver Linings Management, LLC converted its Series B Preferred shares into shares of the Company’s Common Stock.

On November 30, 2016, ViaOne purchased a Secured Promissory Note equal to a maximum initial principal amount of $150,000 issued by the Company to ViaOne. As additional advances were made by ViaOne to the Company, the principal amount of the Note was increased to $225,000 and $363,000 by amendments dated January 31, 2017 and March 1, 2017, respectively.

On May 5, 2017, ViaOne delivered a default notice to the Company pursuant to Section 6 of the Note Purchase Agreement but has subsequently extended the due date and has increased the funding up to One Million ($1,000,000) dollars. After giving the Company a fifteen (15) day notice period to cure the default under the Stock Pledge Agreement, dated November 30, 2016, entered by and among the Company, CMG and ViaOne (“Pledge Agreement”), ViaOne took possession of the Series C Stock, which was subject of the Pledge Agreement.

The Secured Promissory Note as amended increased from time to time due to additional advances provided to the Company by ViaOne.

On September 1, 2017, the Company executed an amended Employee Services Agreement with ViaOne which stipulated that ViaOne would continue providing to the Company services relating to the Company’s human resources, marketing, advertising, accounting and financing for a monthly management fee of $25,000. This agreement was amended on January 1, 2018. The accrued monthly management fees, $100,000 at December 31, 2017, are convertible by ViaOne into the Company’s common stock at a rate of 125% of the accrued fees at a conversion price of (i) $0.05 per share; or (ii) the volume weighted adjusted price (“VWAP”) of the common stock on the 14th day of each month if the 14th of that month is a trading day. In the event the 14th day of a month falls on a Saturday, Sunday, or a trading holiday, the VWAP of the Common Stock will be valued on the last trading day before the 14th day of the month.

On September 27, 2018, the Company and ViaOne, entered into a Line of Credit Agreement (the “LOC Agreement”), pursuant to which the Company issued a secured promissory note with the initial principal amount of $25,000 to ViaOne in exchange for a loan of $25,000 (the “Initial Loan Amount”). In accordance with this Agreement, the Company may request ViaOne to provide loans of up to $250,000, including the Initial Loan Amount, and ViaOne has the right to decide whether it will honor such request. The Initial Loan Amount became due on September 30, 2019 (the “Maturity Date”) and bore an interest rate of 8.0% per annum. The unpaid principal and interest of the Promissory Note after the Maturity Date accrued interest at a rate of 18.0% per annum. The principal amount of the Promissory Note may increase from time to time up to $250,000 in accordance with the terms and conditions of the Agreement. In connection with the Agreement and Promissory Note, the Company and ViaOne executed a security agreement dated September 27, 2018 whereby the Company granted ViaOne a security interest in all of its assets, including without limitation, cash, inventory, account receivables, real property and intellectual properties, to secure the repayment of the loans made pursuant to the LOC Agreement and Promissory Note.

As of December 31, 2020, the total amount owed to ViaOne was $2,146,467.

The Company’s Chairman and Chief Executive Officer is the Chairman of ViaOne.

The prepaid expenses are an insurance policy purchased from a related Company.

10. Income Taxes

The Company has a net operating loss carried forward of approximately $4,223,000 available to offset taxable income in future years which commence expiring in fiscal 2030.

The U.S. Tax Reform Act amends the Internal Revenue Code to reduce tax rates and modify policies, credits, and deductions for individuals and business. For businesses, the Act reduces the corporate tax rate from a maximum of 35% to a flat 21% rate. The rate reduction is effective on January 1, 2018. As a result of the rate reduction, the Company has reduced the deferred tax asset balance as of December 31, 2017 by $80,329. As a result of the full valuation allowance on the net deferred tax assets, there was a corresponding adjustment to the valuation allowance for this same amount. Therefore, there is no impact on the Company’s 2017 earnings for the law change.

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The significant components of deferred income tax assets and liabilities at December 31, 2020 and 2019 are as follows:

	2020	2019
Net Operating Loss Carryforward	$886,761	$693,925,
Valuation allowance	(886,761)	$(693,925)
Net Deferred Tax Asset	$-	$-

The income tax benefit has been computed by applying the weighted average income tax rates of Canada (federal and provincial statutory rates) and of the United States (federal and state rates) of 21% to a net loss before income taxes calculated for each jurisdiction. The tax effects of significant temporary differences, which comprise future tax assets and liabilities, are as follows:

	2020	2019
Income tax recovery at statutory rate	$202,836	$237,461
Valuation allowance change	(202,836)	$(237,461)
Provision for income taxes	$-	$-

11. Commitments and Contingencies

None.

12. Acquisition and Discontinued Operations

None.

13. Subsequent Events

On March 8, 2021, Lincoln Acquisition converted 18,000 shares of Preferred B Stock into 3,600,000 of the Company’s common stock.

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43,125,341 Shares of Common Stock

PRROSPECTUS

December 1, 2021